Exhibit 10.40

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

LOAN PROGRAM AGREEMENT

This Loan Program Agreement (the “Agreement”) is entered into this 15th day of June, 2011 (the “Effective Date”), by and among First Marblehead Education Resources, Inc., a Delaware corporation having its principal offices at One Cabot Road, Medford, Massachusetts 02155 (“FMER”), The First Marblehead Corporation, a Delaware corporation having its principal offices at 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199 (“FMC”), FM Systems LLC, d/b/a Tuition Management Systems LLC, a Delaware corporation having an address at 171 Service Ave, Suite 200, Warwick, RI 02886 (“TMS”), which joins Article 2 of this Agreement, and Union Federal Savings Bank, a federal savings bank having an office located at 1565 Mineral Spring Avenue, North Providence, RI 02904 (“Lender”). FMER, FMC and Lender, and with respect to Article 2, TMS, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

WHEREAS, FMER and/or FMC are in the business of providing private student loan outsourcing solutions, such as program design, marketing, processing, underwriting, origination and/or portfolio administration services, to banks and other financial institutions;

WHEREAS, Lender desires to retain FMER to provide the student loan outsourcing solutions as set forth in this Agreement; and

WHEREAS, the Lender and FMC will enter into a Servicing Agreement with the Pennsylvania Higher Education Assistance Agency (the “Servicing Agreement”).

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth below.

“ACH” has the meaning set forth in Section 3.6.3.1 herein.

“Address Mismatch Program” means FMER’s process for resolving a mismatch of either address or social security number indicated by a consumer reporting agency, as modified by FMER from time to time.

“Advertising Firms” has the meaning set forth in Section 2.6.1 herein.

“Affiliate” means, with respect to an entity, another entity that at the time in question, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or common control with the first entity. For purposes of this Agreement, “control” shall mean the power to direct the management or affairs of an entity, the terms “common control” and “controlled by” shall have meanings correlative to the foregoing, and “ownership” shall mean the beneficial ownership of more than fifty per cent (50%) of the equity securities of the entity.

“Applicant” means all co-applicants for a Loan under the Program Guidelines, including any proposed Borrower and any proposed Cosigner who begins an Application, regardless of whether the Application is complete.

“Applicant Information” has the meaning set forth in Section 3.8.5.2 herein.

“Application” means a consumer’s application, whether in whole or in part, for a Loan under the Programs.

“Application and Solicitation Disclosure” means the disclosure required by 12 C.F.R. § 226.47(a) and Section 128(e)(1) of the federal Truth in Lending Act.

“Approval Disclosure” means the disclosure required by 12 C.F.R. § 226.47(b) and Section 128(e)(2) of the federal Truth in Lending Act.

“Approved Collectors” means a subcontracted collection agency used by FMER and identified on Schedule 2 to Exhibit C.

“Books and Records” means all books and records necessary to service and collect the Loans and specifically relating to the Loans, including: Applications, statements, credit and collection files, file maintenance data, Credit Agreements, disclosure statements, credit information files, correspondence, whether in documentary form or on magnetic tape, computer disk or other form, and any other records that evidence ownership or relate to servicing, administering or enforcing the Loans. “Books and Records” shall not include general corporate financial and other records, income tax returns, specific files of individual employees or other corporate records not specifically relating to the Loans or which relate to the Loans with respect to which information relating to the Loans cannot reasonably be extracted.

“Borrower” means the individual person, or all individual persons collectively, including all primary Borrowers, Student Borrowers and Cosigners, who execute a Credit Agreement individually or, in the case of multiple Borrowers, severally and jointly, for the purpose of obtaining a Loan from Lender under one of the Programs, and who have proceeds disbursed under a Credit Agreement.

“Business Day” means any day other than (a) a Saturday or a Sunday, or (b) a day on which banking institutions in the State of Rhode Island are authorized or obligated by law or executive order to be closed.

“Change in Control” means any of the following with respect to Lender: (1) the acquisition or a series of acquisitions within six (6) months of each other by any other entity, individual or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the common stock and/or other securities which have more than fifty percent (50%) of the combined voting power of the securities entitled to vote in the election of directors of such Party; or (2) the sale of all or substantially all of the assets of such Party to any other entity, individual or group; or (3) the reorganization, merger or consolidation of such Party in which the shareholders of such Party immediately before such event will not immediately thereafter own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated Party’s voting securities. A “Change in Control” shall not include any transactions with an entity that is an Affiliate of such Party immediately prior to such transaction.

“Charge Off Notification” has the meaning set forth in the Servicing Guidelines.

“Charge Off Notification Package” has the meaning set forth in Section 4.7 herein.

“Charged Off Loan” means a Loan that is at least [**] days delinquent in principal and interest or interest only or partial interest payments or that has experienced an event of default, as set forth in the Program Guidelines.

“Confidential Business Information” has the meaning set forth in Section 12.2.3 herein.

“Consumer Information” means (a) “nonpublic personal information” as such term is defined by the Privacy Requirements; and (b) any personally identifiable information or records in any form (oral, written, graphic, electronic, machine-readable, or otherwise) relating to a consumer, including a consumer’s Social Security number, e-mail address, account number, loan payment or transactional account history, account status; and the fact that the consumer has a relationship with Lender.

“Cosigner” means a person other than the Student Borrower in the UFSB Private Student Loan Program or the primary Borrower in the prepGATE Loan Program who executes a Credit Agreement with a Student Borrower or primary Borrower, as applicable, and thereby assumes joint and several liability for the Loan.

“Costs and Fees” has the meaning set forth in Section 16.3 herein.

“Credit Agreement” means the loan request and credit agreement, or other form of consumer debt instrument, evidencing a Borrower’s obligation to repay the Loan, in the form attached to the Program Guidelines.

“Customer Identification Program” means FMER’s Customer Identification Program, adopted in accordance with Section 326 of the USA Patriot Act and its implementing regulations, as modified by FMER from time to time.

“Damages” has the meaning set forth in Section 15.1 herein.

“Default Collection Reports” are those reports set forth in Schedule 3 to Exhibit C.

“Default Collectors” has the meaning set forth in Section 4.7.2 herein.

“Default Prevention Services” means the services described in Section 4.6 herein.

“Delinquent Loan” means any Loan other than a Charged Off Loan with respect to which any payment is [**] ([**]) days or more past due.

“Disbursed Loan Amount” means the total principal balance (including any financed fees) of Loans actually disbursed to the Borrower’s Eligible Institution or the student’s Eligible K-12 Institution, by means of electronic transfer or paper check, net of post-disbursement cancellations whether in whole or part, and subject to the Program Guidelines.

“Disbursement Date” means the date or dates on which Loan funds are transmitted to the Student Borrower’s Eligible Institution, the student’s Eligible K-12 Institution, the Borrower(s), or, in the UFSB Private Student Loan Program to the Loan Disbursement Agents, which date shall be no earlier than the end of the cancellation period set forth in the Final Disclosure in accordance with the Requirements of Law.

“Disclosing Party” has the meaning set forth in Section 12.2.4 herein.

“Dispositions” has the meaning set forth in Section 6.3.

“Early Awareness Services” means the services described in Section 4.5 herein.

“Effective Date” means the date set forth in the first paragraph of this Agreement.

“Eligible Institution” means a post secondary educational institution approved by Lender for receipt of Loan funds in conformity with Program Guidelines for the UFSB Private Student Loan Program.

“Eligible K-12 Institution” means a private educational institution offering secondary education and approved by Lender for receipt of Loan funds in conformity with the Program Guidelines for the prepGATE Loan Program.

“Expected Charged Off Loan Volume” means, as established by the Parties from time to time, (a) initially, the Expected Loan Volume that is expected to become a Charged Off Loan, and (b) for each calendar quarter after Loan origination begins, the total principal (including financed fees) and accrued interest on the Disbursed Loan Amount that is expected to become a Charged Off Loan (within the meaning set forth in the Program Guidelines). The Expected Charged Off Loan Volume shall change each quarter during the Term to reflect the distribution of the Disbursed Loan Amount in Pricing Segments.

“Expected Loan Volume” means the total principal amount (including financed fees) of Loans expected to be funded by Lender for the related Pool during each 12-month period subsequent to the Effective Date of this Agreement.

“Final Disclosure” means the disclosure required by 12 C.F.R. § 226.47(c) and Section 128(e)(4) of the federal Truth in Lending Act.

“Final Services Termination Period” has the meaning set forth in Section 17.1.

“FM Indemnified Party” means FMC, FMER, each Affiliate of FMC, each Affiliate of FMER, and each of the respective current, former and future officers, directors and employees of any of the foregoing.

“FMC Custom Model Property” means, for the purposes of this Agreement, FMC’s custom and proprietary score model and all deliverables, materials, software, flowcharts, ideas, concepts, designs, and reports or other analyses which relate to FMC’s custom and proprietary score model including any modifications, enhancements or derivative works thereof.

“FMC Materials” means all promotional material prepared by FMC in providing Production Support Services for the UFSB Private Student Loan Program, including responses to Eligible Institutions’ requests for proposals, printed materials, brochures, email content, television and radio content, telemarketing scripts, fliers, inserts and any web sites or web pages promoting Program Loans.

“FMC and TMS Production Support Services Activities” has the meaning set forth in Section 2.2.

“FMC Website” means the FMC-created and managed website separate and apart from the Lender Website used to direct potential Borrowers to the online application for each of the Programs.

“FMER Funding Account” means an account in FMER’s name maintained at a FDIC-insured depository institution, into which FMER will deposit Loan funds for disbursement after receiving them from the Lender Disbursement Account via automated clearinghouse debit.

“FMER Managed Litigation” has the meaning set forth in Section 4.8.1 herein.

“Force Majeure Event” has the meaning set forth in Section 11.1 herein.

“Forward Looking Materials” has the meaning set forth in Section 4.1.3 herein.

“Fraud Allegations Services” means the services described in Section 4.10.3 herein.

“Fraud Database Data” has the meaning set forth in Section 3.10.2.

“Governmental Authority” means the federal government of the United States, any state government, or any political subdivision of any of them, or any agency, court or body of the federal government of the United States, of any state, or of any other political subdivision of any of them, exercising executive, legislative, judicial, regulatory or administrative functions.

“Gramm-Leach-Bliley Act” means the Gramm-Leach-Bliley Act, 15 U.S.C. §6801, et seq., and the implementing regulations and regulatory interpretations thereto.

“Indemnified Party” means a Lender Indemnified Party or a FM Indemnified Party, as applicable.

“Indemnifying Party” means a Party that is obligated to indemnify an Indemnified Party pursuant to the provisions of Section 15 herein.

“Information Security Program” means the written policies and procedures adopted and maintained to (a) ensure the security and confidentiality of Consumer Information; (b) protect against any anticipated threats or hazards to the security or integrity of Consumer Information; and (c) protect against unauthorized access to or use of Consumer Information that could result in substantial harm or inconvenience to Lender or any consumer.

“Initial Vendors” means the vendors shown on Schedule 4 to Exhibit C.

“Insurance Requirements” has the meaning set forth in Section 8.1 herein.

“Intellectual Property” has the meaning set forth in Section 9.1 herein.

“Interagency Guidelines” means the applicable Interagency Guidelines Establishing Information Security Standards and codified at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568, and 570.

“Lender Disbursement Account” means an account maintained at Lender into which Lender deposits Loan funds for disbursement.

“Lender Indemnified Party” means Lender and its Affiliates, and each of their respective current, former and future officers, directors and employees.

“Lender Marks” means the trade names, trademarks, logos or service marks of Lender and its Affiliates set forth in Exhibit F, any trade names, trademarks, logos or service marks used by Lender or any of its Affiliates in connection with its full-service retail banking business, and any other trade names, trademarks, logos or service marks that are used by Lender or any of its Affiliates to identify itself to the public in connection with educational loans.

“Lender Materials” means all promotional materials that include Lender Marks and subject to Lender written approval, including responses to Eligible Institutions’ requests for proposals, printed materials, brochures, email content, television and radio content, telemarketing scripts, fliers, inserts and any web sites or web pages promoting Loans.

“Lender Website” means the unionfsb.com website page and link used to direct potential Borrowers to the online application for each of the Programs.

“Loan” means a loan of funds, including all disbursements thereof and any financed fees, made by Lender to a Borrower under the Programs.

“Loan Delivery Agents” has the meaning set forth in Section 3.6.3.2 herein.

“Loan Processing Fee” means a fee charged by FMER for Loan Processing Services.

“Loan Processing Services” means those services set forth in Article 3 herein.

“Loss Reserve Account” means a non-interest bearing account owned by FMC and held by Lender for the benefit of FMC and Lender, which account shall hold Loss Reserve Account Deposits made by FMC and shall be subject to the terms of this Agreement. The Loss Reserve Account is Lender’s account number [**].

“Loss Reserve Account Assets” has the meaning set forth in Section 6.5.

“Loss Reserve Account Deposit” means deposits made to the Loss Reserve Account by FMC.

“Loss Reserve Account Excess” has the meaning set forth in Section 6.2.4.

“Loss Reserve Account Payment” has the meaning set forth in Section 6.2.4.

“Marketers” has the meaning set forth in Section 2.6.1 herein.

“MGRS” means modified graduated repayments.

“Notice” has the meaning set forth in Section 16.1 herein.

“OFAC” has the meaning set forth in Section 3.8.1 herein.

“Online Application System” means the internet-based system used by FMER for the (a) intake of Application information from Applicants, (b) rendering and reporting of credit decisions on Applications, (c) delivery of Credit Agreements and disclosures required by Requirements of Law, including Truth in Lending Disclosures, and (d) viewing of loan status information and details.

“Outstanding Loan Volume” means, with respect to any Pool, the amount of Loan principal and interest that remains outstanding to Lender, and is not a Charged Off Loan for which a payment from the Loss Reserve Account has previously been made, as reflected on the Servicer’s servicing system and reported by the Servicer to Lender and FMC on a monthly basis.

“Person” means a natural person, a partnership, a corporation, a limited liability company, a joint stock company, a business trust or other entity or association.

“Personnel” means the employees, contractors, subcontractors, and agents of a Party.

“Pool” means Loans funded during a 12-month period commencing on the Effective Date of this Agreement or any anniversary thereof.

“Portfolio Management Services” means Early Awareness Services, Default Prevention Services, Fraud Allegations Services, and all other services to be provided pursuant to Sections 4.4 through and including 4.10 herein.

“prepGATE Loan Program” means the Private Student Loan program for parents and other tuition payers for attendance at private institutions of education offering secondary education, as described in the Program Guidelines attached to this Agreement as Exhibit E1.

“Pricing Schedule” means the loan pricing for each Pricing Segment set forth in the Program Guidelines, including the Borrower loan pricing portion which Lender may modify from time to time, subject to the provisions of Section 3.7.

“Pricing Segment” means each of the [**] discrete interest rate and fee combinations shown in the Pricing Schedule, with, as of the Effective Date, along with each discrete interest rate and fee combination shown in the Pricing Schedules adopted after the Effective Date.

“Privacy Notice” means Lender’s privacy policy adopted pursuant to Regulation P.

“Privacy Requirements” means (a) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq.; (b) federal regulations implementing such act and codified at 12 C.F.R. Parts 40, 216, 332, and 573; (c) Interagency Guidelines; and (d) other applicable federal and state laws, rules, regulations, and orders relating to the privacy and security of Consumer Information.

“Private Student Loan” means an education loan solicited, marketed or funded by Lender or any of its Affiliates to finance the costs of higher education (or private K-12 education) that is not guaranteed by the United States Department of Education or by any agency of any state.

“Production Support Plan” means the FMC plan for selling the Programs to Eligible Institutions and Eligible K-12 Institutions, as set forth in Exhibit D attached hereto, as modified by written agreement of Lender and FMC from time to time.

“Production Support Services” means the support services to be provided pursuant to Article 2 herein.

“Production Support Services Fee” means a fee charged by FMC for Production Support Services.

“Production Support Services Work Product” has the meaning set forth in Section 2.2.

“Programs” means Lender’s prepGATE Loan Program and UFSB Private Student Loan Program.

“Program Administration Services” means program analytics and development services to be provided pursuant to Section 4.1 of the Agreement.

“Program Guidelines” means the Program Guidelines attached to the Agreement as Exhibits E1 and E2 for the prepGATE Loan Program and the UFSB Private Student Loan Program, respectively, as they may be amended from time to time, which include loan origination guidelines, underwriting guidelines, product terms and features, Borrower fees, Borrower Credit Agreements, Servicing Guidelines, Applicant disclosures and forms of Truth in Lending Disclosures and other disclosures required by Requirements of Law.

“Program Support Services” means those services set forth in Article 4 herein other than Section 4.1.

“Program Support Services Fee” means a fee charged by FMER for Program Support Services.

“Projected Charge-Off Rate” means a percentage, the numerator of which shall be the Expected Charged Off Loan Volume and the denominator of which shall initially be the Expected Loan Volume. Each calendar quarter during the Term, the Projected Charge-Off Rate shall be modified by using as the denominator Disbursed Loan Amount as of quarter-end.

“Projected Recoveries” means the amount of future Recoveries, in dollars, projected for the Pool or Pools, as applicable, from time to time. Estimation of Projected Recoveries shall be based on the percentage, as agreed by the Parties from time to time, of Charged Off Loans and remaining Expected Charged Off Loan Volume expected to be received from or on behalf of Borrowers in payment of principal of, interest on, and late fees with respect to, Charged Off Loans.

“Projected Net Charge-Offs” means Expected Charged Off Loan Volume, less Projected Recoveries.

“Proprietary Information” has the meaning set forth in Section 12.2.1 herein.

“Receiving Party” has the meaning set forth in Section 12.2.5 herein.

“Recoveries” means amounts received from or on behalf of Borrowers in payment of principal of, interest on, and late fees with respect to, Charged Off Loans with respect to which Lender has received funds from the Loss Reserve Account, net of collection fees and attorneys’ fees.

“Recovery Services” means the services provided by FMER with respect to Charged Off Loans pursuant to Sections 4.7 and 4.8.

“Red Flags Policy” means, as modified by FMER from time to time, FMER’s Red Flags Policy, adopted pursuant to Section 615 of the Fair Credit Reporting Act and its implementing regulations and designed to detect, prevent and mitigate identity theft.

“Regulation P” means such regulation as is set forth at 12 C.F.R Part 216.

“Requirements of Law” means, with respect to any Party, any certificate of incorporation, articles of association and, as applicable, by-laws or other organizational or governing documents of such Party, and each of the following, in each case to the extent applicable to and binding on such Party, its property or, in connection with this Agreement, its agents: (a) any federal, state, county or local law, ordinance, statute, rule, regulation, judgment, order, decree, injunction, permit, issuance or other determination or finding of any Governmental Authority or self-regulatory organization or final and binding determination of any arbitrator applicable to or binding upon such Party or to which such Party is subject, and (b) any treaty, rule or regulation, regulatory guidance or determination of (or agreement with) an arbitrator or Governmental Authority (including usury laws, the federal Truth in Lending Act; Regulation B and Regulation Z of the Board of Governors of the Federal Reserve System; the Equal Credit Opportunity Act; the Privacy Requirements; the Fair Credit Reporting Act; the Fair and Accurate Credit Transactions Act; the federal Fair Debt Collections Practices Act; the USA PATRIOT Act; and the Bank Secrecy Act).

“Roster Date” means, for any particular Loan, the date that is at least one Business Day prior to a scheduled Disbursement Date for such Loan, and shall be the date on which FMER provides to Lender a disbursement roster listing the Disbursement Date and disbursement amount for such Loan.

“Sanctions” has the meaning set forth in Section 3.8.1 herein.

“Security Systems” has the meaning set forth in Section 14.3.1 herein.

“Servicer” means Pennsylvania Higher Education Assistance Agency, (d/b/a American Education Services), a public corporation and governmental instrumentality organized under the laws of the Commonwealth of Pennsylvania, 1200 North Seventh Street, Harrisburg, Pennsylvania 17102, or another loan servicer mutually acceptable to Lender and FMC.

“Services” means Production Support Services, Loan Processing Services, Program Administration Services and Program Support Services, as well as any additional services agreed to by the Parties in writing to be performed under the Agreement.

“Servicing Agreement” refers to the Servicing Agreement to be entered into by and among Servicer, Lender and FMC with respect to servicing of Loans, as amended from time to time.

“Servicing Guidelines” means the document by that name included as part of the Servicing Agreement among the Parties and the Servicer.

“Student Borrower” means the individual person who is enrolled at an Eligible Institution at the time of Application, executes a Credit Agreement for the purpose of obtaining a Loan from Lender under the UFSB Private Student Loan Program, and who has proceeds disbursed under a Credit Agreement.

“Subcontractor” means any third party retained by FMC and/or FMER, as applicable, in conformity with the requirements of this Agreement to perform part of the Services.

“Term” has the meaning set forth in Section 17.1 herein.

“Third-Party Offers” has the meaning set forth in Section 4.3.1 herein.

“Title X” means Title X of the Higher Education Opportunity Act of 2008, P.L. 110-315, 122 Stat. 3478, and its implementing regulations duly adopted by federal regulatory agencies, including but not limited to the Federal Reserve Board’s Regulation Z.

“TMS Materials” means all promotional material prepared by FMC and/or TMS in providing Production Support Services for the prepGATE Loan Program, including responses to Eligible K-12 Institutions’ requests for proposals, printed materials, brochures, email content, television and radio content, telemarketing scripts, fliers, inserts and any web sites or web pages promoting Program Loans.

“Trade Secrets” has the meaning set forth in Section 12.2.2 herein.

“Transition Period” has the meaning set forth in Section 17.3.2 herein.

“Truth in Lending Disclosure” shall mean the forms of private student loan Application and Solicitation Disclosures, Approval Disclosures, and Final Disclosures required by Title X, as approved by Lender, and the Truth in Lending disclosure statements provided to Borrowers in the prepGATE Loan Program pursuant to 12 CFR §§226.17 and 18.

“UFSB Private Student Loan Program” means the Private Student Loan program for students attending Eligible Institutions, as described in the Program Guidelines attached hereto as Exhibit E2.

“USA PATRIOT Act” has the meaning set forth in Section 3.8.4 herein.

1.2 Certain Rules of Construction. Except as otherwise explicitly specified to the contrary,

1.2.1 References to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to, this Agreement,

1.2.2 The words “including,” “include” and “includes” will be construed as “including without limitation,” “include without limitation” or “includes without limitation,” as applicable,

1.2.3 References to a particular statute or regulation include all rules and regulations promulgated thereunder and any applicable successor statute or regulation, in each case as amended or otherwise modified from time to time,

1.2.4 Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated,

1.2.5 Any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement (other than with respect to any defined terms contained in the recitals),

1.2.6 All references to “the Agreement” or “this Agreement” in this Agreement shall mean “this Agreement as amended,” and

1.2.7 Whenever the words “herein,” “hereto,” “hereof” or “hereunder” or “this Agreement” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole including Exhibits and Schedules hereto, and not to any specific section nor to exclude any Exhibits or Schedules hereto.

1.2.8 In the event of any conflict between any of the terms of this Agreement and those of the Program Guidelines (or in the event that this Agreement requires a Party to conduct certain activities in accordance with the Program Guidelines and the Program Guidelines would require such Party to act or refrain from acting in conflict with this Agreement), the terms of this Agreement shall be controlling (and such Party shall not be required to take such action that would conflict with this Agreement).

ARTICLE 2. PRODUCTION SUPPORT SERVICES.

2.1 Sales Support and Restrictions on Marketing of the Programs. FMC shall develop and implement a strategy and plan to generate interest among Eligible Institutions and Eligible K-12 Institutions to participate in the Programs. FMC shall solicit Eligible Institutions for the UFSB Private Student Loan

Program as a service provider to Lender. TMS shall solicit Eligible K-12 Institutions for participation in the prepGATE Loan Program under the terms of this Article 2 as a service provider to Lender. FMC and TMS may, on behalf of Lender, solicit potential Applicants with respect to the Programs through the use of direct mail, telephone solicitation or internet as set forth in this Article 2, or other means approved by Lender. Nothing in this Agreement shall be construed to restrict in any way any Party’s marketing and sales of other financial or educational loan products other than the Programs or other Private Student Loan products or programs.

2.2 FMC Production Support Services Research; Ownership. FMC may use the data collected in activities conducted by it and TMS pursuant to Section 2.1 (“FMC and TMS Production Support Services Activities”) to prepare deliverables, materials, ad copy, software, flowcharts, ideas, concepts, designs, and reports or other analyses with respect to the results of those FMC and TMS Production Support Services Activities (“Production Support Services Work Product”), including reports or studies regarding marketing trends, the effectiveness of content and media and of techniques for utilizing each of these, provided, however, that such Production Support Services Work Product does not include Consumer Information, which may be used to perform analysis but shall not be included in reports or studies except on an aggregated and de-identified basis. FMC and TMS may use Production Support Services Work Product for any lawful purpose during the Term and following termination of the Agreement. FMC may disclose Production Support Services Work Product to Lender and Lender may use any Production Support Services Work Product disclosed to it for any lawful purpose during the Term and following termination of the Agreement.

2.3 Ownership. All Applications and related Credit Agreements created under the Programs and this Agreement for Applicants and Borrowers shall be owned by Lender and shall not constitute property of FMC or TMS. Lender hereby authorizes FMC and TMS as its agents, to the extent permitted by Requirements of Law, to use data collected from Applications and Loan inquiries to conduct activities under this Article 2, including retaining sources of customer lists and comparing such lists with data obtained from partial or completed Applications, subject in all cases to the confidentiality and information security provisions of this Agreement and Requirements of Law; provided, however, neither FMC nor TMS shall use information obtained or derived from Applications to solicit individuals for financial services other than Private Student Loans or Services related thereto. It shall not be deemed to be a breach of the foregoing prohibition for FMC or TMS to undertake marketing and solicitation activities for any product or service directed to the general public or based on marketing lists derived from generally available data (such as credit bureau reporting data) or from any source other than Lender.

2.4 FMC Materials and TMS Materials. FMC covenants that it will cause all FMC Materials and TMS Materials to comply with Requirements of Law and to fairly and accurately present Loans and the Programs. Lender may use FMC Materials and/or TMS Materials upon FMC’s prior written consent.

2.5 Reserved.

2.6 Retention of Vendors by FMC, FMER, and TMS.

2.6.1 In furtherance of their efforts to locate effective marketing channels for Loans, FMC, FMER, and/or TMS may select and retain from time to time one or more marketing firms to: (i) prepare content and strategies for mass marketing (such as television and radio) and direct marketing (such as telemarketing and web-based marketing) with respect to the Programs (such vendors collectively “Advertising Firms”); (ii) implement and administer consumer contact in accordance with such content and strategies and applicable Requirements of Law; and/or (iii) provide ministerial services and production commodities, including the provision of media commodities, electronic provision of a web-hosting environment, printing, letter shop, data processing, broadcast production and editing services

(such vendors in (i) - (iii) collectively, “Marketers”). FMC, FMER, and TMS shall engage such Advertising Firms or Marketers as remarketers or as marketers of the Programs under any product or brand name only as approved in an agreement by and among FMC, Lender, and such Marketer. FMC, FMER, and/or TMS may enter into appropriate contracts with all Advertising Firms and Marketers.

2.7 Eligible Institutions; Promotion of Programs.

2.7.1 Lender, FMC, and TMS hereby adopt the lists of post-secondary educational institutions and private secondary educational institutions in the Program Guidelines as Eligible Institutions and Eligible K-12 Institutions, respectively. Additions to and removals from such lists shall be performed as set forth in the Program Guidelines.

2.7.2 The Parties agree that they shall (i) not encourage consumers to apply for a Loan before exhausting other available forms of aid, including grants, scholarships and federally insured education loans recommended by the Eligible Institution, as applicable; (ii) use commercially reasonable efforts to ensure that Eligible Institutions do not encourage consumers to apply for a Loan before exhausting other available forms of aid, including grants, scholarships and federally insured education loans recommended by the Eligible Institution; and (iii) not present the Programs as loan programs for borrowers with poor credit or those with no other loan options.

2.8 Use of Lender Marks. Lender hereby grants to each of FMC, FMER, and TMS a limited, royalty-free, nonexclusive license to use the Lender Marks during the Term as necessary to solicit Loans until the termination date of this Agreement and, pursuant to the provisions of this Agreement, to use the Lender Marks on and in connection with Lender Materials and in connection with the Loan Processing Services. Each of FMC, FMER, and TMS acknowledges and agrees that (i) it is not acquiring any right, title or interest in the Lender Marks and that the Lender Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Lender; (ii) it shall take no action that would reasonably be expected to adversely affect Lender’s exclusive ownership of the Lender Marks or the goodwill associated with the Lender Marks; and (iii) any and all goodwill arising from use of the Lender Marks by FMC and/or FMER shall inure to the benefit of Lender. Nothing herein shall give FMC, FMER, or TMS any right, title, or interest of any kind in or to the Lender Marks, except the right to use the Lender Marks in accordance with this Agreement, and FMC, FMER, and TMS shall not contest the validity of, or Lender’s title in and to, the Lender Marks. Except as expressly permitted by this Agreement, FMC, FMER, and TMS shall have no right to, and nothing in this Agreement or any other signed and written agreement among the Parties shall be construed to give FMC, FMER, or TMS the right to, and FMC, FMER, and TMS shall not, other than the use of the Lender Marks in the specific manner as approved pursuant to the terms of this Agreement, use any Lender Marks on or in conjunction with any goods or products of FMC, FMER, or TMS not related to the Programs or this Agreement.

ARTICLE 3. LOAN PROCESSING SERVICES

3.1 Web Application; Credit Agreement.

3.1.1 FMER will use the forms of Credit Agreements approved by Lender and included in the Program Guidelines. Lender and FMER shall notify each other from time to time of recommended changes to the Credit Agreements, and each shall respond promptly to such notifications, noting the feasibility and desirability of such changes, as well as the implementation time needed to make such changes. After Lender and FMER have reviewed and negotiated the proposed changes to the Credit Agreements, the Parties shall agree on the written version of such negotiated changes, and FMER shall revise the Credit Agreements in accordance therewith. Lender represents and warrants that the forms of Credit Agreement comply, and as they may be modified from time to time with Lender’s approval for inclusion in the Program Guidelines, will comply, with the Program Guidelines and Requirements of Law. FMER represents that its use of such forms shall comply with this Agreement, the Program Guidelines and Requirements of Law.

3.1.2 FMER will use the Online Application System to process Applications. FMER represents, warrants and covenants that the content and operation of its Online Application System complies with this Agreement, the Program Guidelines and Requirements of Law; provided, however, that Lender represents, warrants and covenants that the content of the Online Application System complies with the Program Guidelines and Requirements of Law to the extent, and only to the extent, of content in such Online Application System that is specifically required by Lender. FMER shall accept Applications via both the Lender Website and the FMC Website. The FMC Website is the responsibility of FMC subject to the conditions set forth in this Agreement. The FMC Website shall comply with any requirements specified in this Section 3, the Program Guidelines, and Requirements of Law. Lender represents, warrants and covenants that the content of the FMC Website complies with the Program Guidelines and Requirements of Law to the extent, and only to the extent, of content in such FMC Website that is specifically required by Lender.

3.2 Disclosures. The forms of state and federal disclosures, including Truth in Lending Disclosures, and adverse action notices shall be set forth in the Program Guidelines. FMER represents, warrants and covenants that its use of such forms and disclosures, including mathematic calculations contained therein, shall comply with the Agreement, the Program Guidelines and all Requirements of Law. Notwithstanding anything in this Agreement or the Program Guidelines, FMC shall make the Application and Solicitation Disclosure available to potential Borrowers at the beginning of and during the Application process for the UFSB Private Student Loan Program.

In addition, for those Applicants who receive credit approval as set forth in Section 3.6.1.3 below, FMER shall provide such Applicants with a credit score disclosure notice in accordance with 12 C.F.R § 222.74(e) and the model forms adopted pursuant thereto. FMER represents, warrants and covenants that its use of such forms and disclosures shall comply with the Agreement, the Program Guidelines and all Requirements of Law.

3.3 Privacy Notice. Lender will provide FMER and FMC with a web link to its online Privacy Notice which FMC will make available on the FMC Website and the Online Application System; provided, however, that neither FMC nor FMER is responsible for the content of Lender’s Privacy Notice or its compliance with the requirements of any Requirements of Law, including the Gramm-Leach-Bliley Act or Regulation P. FMER shall include its privacy statement in the Online Application System, and shall mail Lender’s initial privacy policy to each Borrower on the first Disbursement Date for such Borrower.

3.4 Additional Forms, Documents and Disclosures; Changes. Any documentation not set forth in this Article 3 or the Program Guidelines that Lender requires for the origination and processing of Applications will be identified and provided by Lender to FMC for FMER and/or FMC’s use. Lender represents, warrants and covenants that any such form provided to FMC and/or FMER and any instructions with respect thereto shall comply with the Agreement, the Program Guidelines and Requirements of Law. In the event FMER and/or FMC determines changes should be made to the Program Guidelines or any documentation contained therein, FMER and/or FMC, as applicable, shall not implement such changes without Lender’s prior written consent. If Lender agrees with FMC’s recommendations, they shall be acknowledged by each of the Parties in writing approving such recommendations, and they shall be implemented as soon as reasonably practicable. Within thirty (30) days of receiving a request from Lender to make changes to either the Program Guidelines or the documentation contained therein (other than changes to the Pricing Schedule, which shall instead be subject to Section 3.7 of this Agreement), FMER and/or FMC will provide in writing a response with a statement of FMER’s and/or FMC’s ability to implement the change to deliver the requested services and the terms and conditions on which FMER and/or FMC would be willing to do so. In the event Lender elects to authorize such services on the terms and conditions set forth in FMER’s and/or FMC’s response, Lender will, within thirty (30) days of its receipt of FMER’s and/or FMC’s response, respond to FMC and/or FMER by executing and returning a change order to FMER and/or FMC reflecting the agreed upon terms and conditions relating to such Services. Such change in Services as agreed to by the Parties shall be incorporated into a new or restated Exhibit to this Agreement or as an addendum or amendment to the Program Guidelines, which shall be signed by duly authorized representatives of the applicable Parties.

3.5 Credit Bureau Requests. Simultaneously with the execution of and as a condition of FMC’s and FMER’s obligations under this Agreement, Lender shall execute TransUnion Addenda in the forms substantially similar to the attached Exhibit B1 and B2 hereto authorizing FMER to make credit inquiries and receive FICO scores on Lender’s behalf solely for purposes of the Programs as permitted by Requirements of Law and the Program Guidelines.

3.6 Application Receipt and Review.

3.6.1 Upon receipt of an Application for review from an Applicant, FMER will review the data for completeness according to the eligibility standards in the Program Guidelines. If any necessary data are outstanding, FMER will use commercially reasonable efforts to secure such data from the Applicant on behalf of Lender as required by the Program Guidelines. After receipt of complete data relating to a particular Applicant, FMER will review such data and, on a preliminary basis, apply the standards in the Program Guidelines with respect to loan underwriting and determine whether the Applicant is credit approved for a Loan in accordance with the Program Guidelines. FMER shall adhere to minimum custom credit and FICO scores and credit tiers as set forth in the Program Guidelines.

3.6.1.1 Applicant Liaison. FMER will respond promptly to all inquiries that it or, if forwarded to FMER by Lender, Lender may receive from any Applicant concerning the status of an Application. Lender will promptly forward to FMER Application status inquiries from Applicants that Lender receives.

3.6.1.2 Rejection of an Application. If an Application is rejected or denied by FMER on behalf of Lender, FMER will so notify the Applicant in accordance with Requirements of Law and the Program Guidelines.

3.6.1.3 Credit Approval of an Application; Preliminary Approval; Approval Disclosure. If an Application is credit approved by FMER on behalf of Lender, FMER will provide the Applicant one or more repayment options, interest rates, or other Loan options dependent on the

Applicant’s eligibility. After the Applicant has selected a Loan option, FMER will generate and provide a Credit Agreement to the Applicant, along with (a) a notice of preliminary approval, (b) an Approval Disclosure or, for the prepGATE Loan Program, a preliminary Truth in Lending Disclosure, and (c) appropriate instructions for execution of the Credit Agreement, completion of the Application process, and for the UFSB Private Student Loan Program, acceptance of the terms of the Loan as set forth in the Approval Disclosure. After delivery of the Approval Disclosure, FMER shall not make any changes to the Application or proposed Loan terms, except as permitted by Requirements of Law, and shall allow the Borrower to accept the Loan within the time period under Requirements of Law and the Program Guidelines. Credit Agreements and instructions will be provided to the Applicant by access to a secure internet site or by U.S. mail. To the extent authorized by the Program Guidelines, FMER will provide the Applicant the ability to electronically review, sign and return the Credit Agreement to FMER. To the extent required by the Program Guidelines, FMER will communicate with the applicable Eligible Institution or Eligible K-12 Institution in order to obtain the Eligible Institution’s or Eligible K-12 Institution’s certification of enrollment and financial need.

3.6.2 Final Approval of an Application. Upon receipt of the Credit Agreement and other requested information from an Applicant who has received credit approval under Section 3.6.1, FMER will perform the following functions and Lender will assist as indicated:

3.6.2.1 Document Review. FMER will review the Credit Agreement and any supporting documentation required by the Program Guidelines to ensure that the Credit Agreement has been executed in the name of all Applicants and, with respect to the UFSB Private Student Loan Program, that the terms of the Loan as set forth in the Approval Disclosure have been accepted. If any necessary data, signature(s), forms or other information are outstanding, FMER will use commercially reasonable efforts to secure such missing data, signatures, forms or other information on behalf of Lender from the Applicant or the applicable Eligible Institution of Eligible K-12 Institution as required. FMER will use commercially reasonable efforts to inquire of the Applicant as to all missing data promptly after receipt of the incomplete Application. In processing Applications, FMER’s policies will comply with its Customer Identification Program, Red Flags Policy, and Address Mismatch Program and any other regulatory programs as required under this Agreement and the Requirements of Law and set forth in this Agreement and/or the Program Guidelines. Upon receipt of complete Application data, including certification of enrollment and need by the Eligible Institution or Eligible K-12 Institution, as applicable, FMER will continue processing the Application hereunder.

3.6.2.2 Final Review. When FMER has possession of all necessary data and documentation relating to particular Applicant(s), FMER will conduct a final review to confirm that the Applicant(s) is approved for a Loan in accordance with the standards and processes contained in the Program Guidelines.

3.6.2.3 Approval; Denial; Final Disclosure. After completion of the final review, FMER will, on behalf of Lender, approve or deny the Application. Such decision will be made solely in accordance with the Program Guidelines and any other Lender instructions that are not inconsistent therewith and comply with Requirements of Law. Lender covenants, represents, and warrants that such instructions comply with this Agreement, the Program Guidelines, and Requirements of Law. FMER, on behalf of Lender, will notify and send to the Applicants in the UFSB Private Student Loan Program the Final Disclosure in accordance with all Requirements of Law, and shall send to Applicants in the prepGATE Loan Program an updated Truth in Lending Disclosure. FMER shall not disburse funds in the UFSB Private Student Loan Program until the expiration of the right to cancel, as required under Requirements of Law. Cancellation shall be effective as set forth in the Program Guidelines. In the case of denial of an Application, FMER will so notify the Applicant in accordance with Requirements of Law (which, for the avoidance of doubt, shall include the Equal Credit Opportunity Act and the Fair Credit Reporting Act).

3.6.3 Fulfillment and Disbursement of Approved Loans.

3.6.3.1 By 12:00 p.m. eastern standard or daylight time, as applicable, on the Roster Date for each Loan, FMER will provide Lender with a disbursement roster detailing all Loans scheduled for disbursement. Lender will fund each Loan on the disbursement roster by depositing in the Lender Disbursement Account by no later than 11:59 p.m. eastern standard or daylight time, as applicable, on the Roster Date, an amount equal to the sum to be disbursed for the Loans on the disbursement roster. Lender hereby authorizes FMER to access such account by automated clearinghouse (“ACH”) debit to transfer the disbursement funds to the FMER Funding Account and complete the disbursement of the Loan on the Disbursement Date, and shall grant such access to FMER as necessary. Lender understands that FMER intends to disburse Loan proceeds from the FMER Funding Account as frequently as necessary to accommodate the funding needs of Borrowers, Eligible Institutions, and Eligible K-12 Institutions, including as frequently as daily. Lender agrees to fund the Lender Disbursement Account as often as necessary to facilitate such frequent disbursements. Provided that adequate funds are transferred by Lender to the Lender Disbursement Account and Lender has ensured that such account is accessible to FMER, FMER will complete disbursement of the Loans on the Disbursement Date by electronic funds transfer to the applicable Eligible Institution or Eligible K-12 Institution or by check written in accordance with the Program Guidelines. If the Borrower cancels or withdraws his or her Application or cancels the Loan within the time permitted for cancellation under the Program Guidelines, Requirements of Law or the Credit Agreement, FMER, as Lender’s agent, will promptly process the cancellation by (a) requesting repayment from the Borrower and the applicable Eligible Institution or Eligible K-12 Institution of any funds disbursed on the canceled Loan, and (b) remitting such collected amounts to the Servicer for the benefit of Lender. In the event the Borrower, Eligible Institution, or Eligible K-12 Institution, as applicable, returns the funds to FMER, FMER shall remit the funds to Servicer to process the cancellation for the benefit of Lender. Subsequent disbursements with respect to any Loan may be canceled as set forth in the Program Guidelines.

3.6.3.2 FMER shall provide online and facsimile methods of certification for Eligible Institutions and Eligible K-12 Institutions to the extent permitted by Requirements of Law. Lender hereby authorizes FMER, on Lender’s behalf and as Lender’s agent, to accept loan certifications and/or disburse Loan funds for the UFSB Private Student Loan Program utilizing the loan delivery systems operated by the ELM National Network, Great Lakes Loan Servicing (ScholarNet), Texas Guaranteed Student Loan Corporation, Sallie Mae (Open Net), and Pennsylvania Higher Education Assistance Authority / American Education Services or any other loan delivery system or funds disbursement agent as the Parties may agree to from time to time (collectively, the “Loan Delivery Agents”). As Lender’s agent, FMER shall operate pursuant to future agreements and/or amendments to existing agreements between Lender and the Loan Delivery Agents, copies of which shall be provided to FMER no more than ten (10) Business Days after execution. FMER is authorized to follow all rules and procedures required by the Loan Delivery Agent systems. Any action undertaken by FMER in conformity with the Loan Delivery Agent systems will be deemed to be in accordance with the Program Guidelines and the Agreement to the extent set forth therein. The Parties agree that FMC or FMER shall pay the certification charges, disbursement charges and any other charges associated with the Loan Delivery Agents as the Loan Delivery Agents set those fees on a monthly basis based on Lender’s membership status.

3.6.3.3 In the event that, as a result of a change in any Requirements of Law, an action that FMC and/or FMER is required to take hereunder would violate any Requirements of Law, FMC and/or FMER, as applicable, shall not be required to take any such action, and its failure to do so shall not constitute a breach of any provision of this Agreement.

3.7 Pricing Schedule. Lender may revise the Pricing Schedule set forth in the Program Guidelines from time to time upon thirty (30) Business Days prior written notice to FMC; provided, however, that Lender agrees that any such change made by it shall be commercially reasonable and in accordance with the representation and warranty made in Section 7.2.3 of this Agreement. Unless otherwise agreed by Lender and FMC in writing, changes in the Pricing Schedule shall be effective for and applied only to Applications submitted for a credit check after the effective date of such changes, and not to Applications for which a credit check has already been completed.

3.8 Performance of Regulatory Programs.

3.8.1 OFAC Check. FMER agrees that it will perform all necessary actions to ensure that FMER and Lender are both in, and remain in, compliance with all applicable Executive Orders, laws, rules, regulations and sanctions administered, enforced or implemented by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) or any other Governmental Authority’s rules, regulations and sanctions related to foreign asset control (collectively, the “Sanctions”). As part of its obligations, FMER will perform, prior to originating any Loan, all necessary reviewing and scanning of an Applicant against the List of Specially Designated Nationals and Blocked Persons administered by OFAC. If originating a Loan would violate any of the Sanctions, FMER agrees to not originate any such Loan. If FMER becomes aware that the name of an Applicant is potentially or actually the subject of one or more Sanctions, FMER will promptly notify Lender of such a fact by following the notification provisions provided in Section 18.1 below, the Program Guidelines, and the Servicing Guidelines, and FMER will provide Lender with any requested information and documentation related to any such violation or potential violation that is available to it.

3.8.2 Employee Check. All FMER employees performing services or supporting FMER activities under this Agreement, regardless of their location, shall be validated by FMER to not be on any list published and maintained by the United States government of Persons with whom any U.S. Person is prohibited from conducting business. Currently, the lists of such Persons can be found on the following web sites:

(i) Denied Persons List on the Bureau of Industry and Security at

http://www.bis.doc.gov/dpl/Default.shtm.

(ii) The Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control – Department of Treasury at

http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx.

(iii) Office of Foreign Assets Control – Recent OFAC Actions

http://www.treasury.gov/resource-center/sanctions/OFAC-Enforcement/Pages/OFAC-Recent-Actions.aspx.

(iv) Palestinian Legislative Council (PLC) List http://www.treasury.gov/resource-center/sanctions/Terrorism-Proliferation-Narcotics/Pages/index.aspx.

FMER shall conduct periodic reviews, no less frequently than quarterly, of the lists mentioned above with respect to its employees performing services or supporting FMER activities under this Agreement. FMER shall report to Lender immediately if the name of any FMER employee performing the services matches with the name of any Person listed on any list published by the United States government of Persons with whom any U.S. Person is prohibited from doing business.

3.8.3 FACT Act. Subject to Sections 3.6.2.1 and 3.8.5 of this Agreement, FMER shall perform its obligations under this Agreement in conformity with the requirements imposed on Lender as a user and furnisher of consumer report information under the Fair and Accurate Credit Transactions Act of 2003 and all regulations issued pursuant thereto, including proper responses to fraud alerts, active duty alerts, red flags, and address mismatch notices that are included in any consumer report obtained in connection with the origination of a Loan and timely and lawful forwarding to Lender of any identity theft report received from any Applicant.

3.8.4 Suspicious Activity Reporting. FMER agrees that on behalf of Lender, it will monitor for any suspicious activity detected regarding any Services that FMER performs on behalf of Lender. Such suspicious activity includes any transaction that would require Lender to file a Suspicious Activity Report as described in the USA PATRIOT Act or 12 C.F.R. § 208.62 (“USA PATRIOT Act”) or other activity which involves fraud, violations of federal, state or local law or which appears to have no legitimate purpose. If FMER becomes aware of any such suspicious activity, FMER will promptly, and in all cases within ten (10) Business Days, notify Lender of the nature of any such activity and provide Lender with information and documents concerning the matter. Further, FMER agrees to reasonably cooperate with Lender and to provide Lender with any additional information and documentation requested regarding any investigation of suspicious activity.

3.8.5 Customer Identification Program. FMER agrees that prior to making the first disbursement of any Loan in the Programs, it will perform all aspects of its Customer Identification Program, as indicated below, and which may be amended from time to time on thirty (30) days written notice, or a shorter period as necessary to comply with regulatory requirements of a Governmental Authority.

3.8.5.1 Applicant Notice. FMER agrees that Applicants will be provided notice that FMER is requesting information about them on behalf of Lender to verify their identities as required by Federal law. FMER may use any verbal or written means of such notification which is reasonably designed to provide such notice to Applicants before the issuance of a Loan, including, but not limited to, one or more of the following:

•	Verbal notification to the Applicant

•	Notice on Application form or other documents being provided to an Applicant

•	Notice on a website or other promotional items

Upon request by Lender, FMER will provide Lender with a copy and description of any methods of notice used.

3.8.5.2 Collection of Applicant Information. FMER will collect and record the following information from each Applicant prior to the initial disbursement of any Loan (the “Applicant Information”):

•	Name

•	Date of Birth

•

Physical address (which includes a residential or business street address or if the individual does not have such an address, an Army Post Office (APO) or Fleet Post Office (FPO) box number, the residential or business street address of next of kin or of another contact individual, or a description of the customer’s physical location)

•

For a United States person, a Taxpayer Identification Number (or evidence of application for one) and for a non-United States person, one or more of the following: a Taxpayer Identification Number, a passport number and country of issuance, an alien identification card number, or a number and country of issuance of any other unexpired government-issued document evidencing nationality or residence which bears a photograph or similar safeguard

3.8.5.3 Applicant Identity Verification and Recordation. FMER will verify the accuracy of the Applicant Information in all material respects through either a documentary method or a non-documentary method. Under either method, FMER will record how such verification was done and the results of such verification.

•

Documentary methods of verifying the Applicant Information include reviewing and recording one or more of the following types of unexpired identification: driver’s license; passport; state identification card; armed forced identification card; alien identification card; marticula consular card; instituto federal electoral identification; cedula de identidad identification; diplomatic identification; or diplomatic driver’s license. The recording of such verification will include recording the type of identification reviewed, the number of such identification, the place of issuance, the date of issuance and the date of expiration (if any) of such identification.

•

Non-documentary methods of verifying the Applicant Information include comparing the information with information obtained in advance from a consumer or credit reporting agency, Lexis/Nexis, TrustedID, or if verification cannot be obtained through those methods, verification may be obtained from the certification of the Loan by the Eligible Institution or Eligible K-12 Institution.

3.8.5.4 Addressing Inconsistencies. After collecting and attempting to verify the Applicant Information, FMER will attempt to resolve any material inconsistencies in information. If any such inconsistencies cannot be resolved with a reasonable explanation and verification, FMER will not further process or close any Loan for the Applicant. Further, FMER will notify Lender of the inconsistency for possible further investigation. FMER agrees to fully cooperate with Lender in any such investigation.

3.8.5.5 Comparison with Government Lists. As required by the USA PATRIOT Act and its implementing regulations, FMER will verify that an Applicant is not included on any lists of known or suspected terrorists or terrorist organizations issued by the United States government. If an Applicant is included on any such lists, FMER will not establish a Loan for the Applicant and will immediately notify Lender of such a fact.

3.8.5.6 Access to and Maintaining of Records. FMER agrees to allow Lender access to any documents maintained regarding the Applicant Information and its verification. Such access will include allowing access at Lender’s request and direction to any individual or entity that is performing tests, audits or exams of, for or on behalf of Lender. FMER agrees to maintain all records of Applicant Information along with any Loan documentation it retains (or any copies thereof) for at least seven (7) years from either the time the Loan is repaid and closed or the Loan is sold by Lender to a third party and to keep records of the verification of the Applicant Information for at least seven (7) years from the date of such verification.

3.9 Transfer to Servicing System. Within five (5) Business Days following the first disbursement of each Loan, FMER will forward to the Servicer a copy of the original Credit Agreement, along with a complete copy of the Truth in Lending Disclosures (other than the Application and Solicitation Disclosure), Student Borrower self-certification, income verification, and school certification by the Eligible Institution or Eligible K-12 Institution, as applicable. FMER will cooperate with Lender or Servicer in transferring all additional information necessary to service such Loan. FMER will be responsible for the safe maintenance of Loan documentation as set forth in Section 10.2 of this Agreement.

3.10 Loan Origination Data.

3.10.1 Notwithstanding any other provision of the Agreement, Lender hereby authorizes FMER to retain and use records of applicable data and information relating to Borrowers received under this Agreement, in identified form, for the limited purpose of calculating cumulative education debt, annual loan limits and Program limits with respect to the Borrower, and to provide Program Support Services set forth in this Agreement.

3.10.2 Notwithstanding the foregoing or any other provision of this Agreement to the contrary, FMER may retain and use records of data and information relating to Applicants and Borrowers received under this Agreement, in identified form, for the limited purpose of identifying red flags or indications of identity theft or other fraud (“Fraud Database Data”). If Lender’s education loan applications have previously been processed by FMER prior to the date of this Agreement (in FMER’s capacity as either agent for Lender or subcontractor of Lender’s agent), Lender hereby authorizes the use of historic records of application data and information relating to applicants and borrowers received under such agreement, in identified form, by FMER for the limited purposes set forth in the preceding sentence. Lender hereby authorizes FMER to disclose the Fraud Database Data to its Affiliates, and to use records of application data and information in FMER’s possession relating to any of Lender’s historic education loan applications, for the limited purposes set forth above.

3.11 Reports. FMER will provide to Lender the “Datamart” report as set forth in Exhibit A on each Business Day. All such reports, transmittals, records or data files required, maintained or provided by FMER hereunder shall be accurate in all material respects, and Lender shall have the right to rely thereon. Additional reports, including reports for Lender’s use in connection with regulatory matters, may be prepared by FMER as may be mutually agreed by the Parties.

3.12 Subcontractors. FMER or FMC may retain Subcontractors to provide customer service and ministerial services in connection with its performance of Loan Processing Services.

ARTICLE 4. PROGRAM ADMINISTRATION AND SUPPORT SERVICES

4.1 Program Analytics and Development.

4.1.1 The Parties may recommend pricing, tier construction, repayment options, repayment term, and other changes to the Programs based on review of portfolio distribution and performance, market factors, or other relevant parameters. If the Parties agree with the other Party’s recommendations and proposed changes to the Programs, each Party shall approve such recommendations by executing revised Program Guidelines or another revised Exhibit hereto, as appropriate, which revised Exhibit shall be deemed to be a part of this Agreement upon execution, and any changes pursuant to such revised Exhibit shall be implemented as soon as reasonably practicable, or upon the effective date provided in the applicable revised Exhibit. If the Parties do not agree on the recommended changes within ten (10) Business Days of the applicable request, the Parties shall confer in good faith about the proposed changes. If the Parties cannot agree on such changes within thirty (30) days after the date a Party first delivered recommendations to the other Parties, then FMC may agree to implement the proposed changes without any loss reserve applied to Loans to which the changes will apply, or any Party may, by notice to the other Parties delivered no later than thirty (30) days after the expiration of such thirty (30) day period during which changes could not be agreed, terminate this Agreement on fifteen (15) days written notice to the other Parties, subject to Section 17.1 and Section 17.3 hereof. Notwithstanding the foregoing, changes to the Pricing Schedule shall be subject to Section 3.7 and not to this Section 4.1.1.

4.1.2 FMC shall assist Lender with the initial and ongoing administration of the Programs by providing analytics and portfolio performance reporting on the Pools. FMC shall provide a key metrics report monthly, containing the information set forth in Schedule 1 to Exhibit C or as otherwise agreed to in writing by the Parties; provided however, that FMC shall not be required to deliver such report more frequently than weekly. To support this service, Lender will provide or cause to be provided to FMC accurate and complete origination and servicing information periodically as reasonably requested by FMC, including the amount of paid and unpaid principal and accrued interest with respect to each Loan, and payment status, together with the information contained in the data requirements set forth in this Agreement. FMC may create, use and disclose, in any manner reasonably necessary, any data, or statistical abstracts of data, from Borrowers as long as all information which identifies, or which reasonably could be used to identify Borrowers has been removed. FMC and Lender shall participate in monthly conference calls to review portfolio performance, and the Parties shall discuss whether to implement changes to the Program Guidelines. As a result of its analysis of Loan data and performance metrics, FMC may also provide Lender additional services such as Borrower retention strategies and prepayment mitigation strategies, as agreed to in writing from time to time.

4.1.3 FMC shall provide Services under this Section 4.1 in good faith and in accordance with the same standard of care, judgment and conduct as would be used by a reasonable and prudent professional providing such Services. FMC EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING OR RELATING TO FORWARD-LOOKING PORTFOLIO METRICS AND OTHER PREDICTIVE MEASURES, DOCUMENTS, MATERIALS, ANALYSES, AND STATEMENTS IT PROVIDES TO LENDER (COLLECTIVELY, “FORWARD LOOKING MATERIALS”). WITH RESPECT TO THE FORWARD-LOOKING MATERIALS, FMC (A) SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY ARISING UNDER STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE; AND (B) DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS REGARDING THE USE OF, OR THE RESULTS OF THE USE OF THE FORWARD-LOOKING MATERIALS IN TERMS OF CORRECTNESS, QUALITY, ACCURACY OR RELIABILITY.

4.2 Post-Disbursement Loan Servicing. FMC shall perform its obligations to Lender as Portfolio Administrator, as defined and more fully set forth in the Servicing Agreement.

4.3 Loan Sale; Right of First Refusal.

4.3.1 Lender agrees, in consideration of FMC’s undertakings pursuant to this Agreement, that if Lender seeks or offers to sell, transfer, or assign one or more Loans to any Person other than one of its Affiliates, Lender shall notify FMC of any such proposed sale, transfer, or assignment, and invite FMC and its Affiliates to participate as a potential purchaser in any bid process in connection therewith. If Lender receives any bona fide third-party written offer to purchase such Loan(s) outside of a bid process initiated by Lender (“Third-Party Offers”), Lender shall, prior to accepting any Third-Party Offer, provide a copy of same to FMC, and FMC (or an entity affiliated with or sponsored by FMC) shall have the sole and exclusive right to (i) notify Lender within [**] ([**]) days after its receipt of such copy that it will purchase such Loan(s) on the terms of the Third-Party Offer and (ii) purchase such Loans in accordance with this Section 4.3.1. If, within [**] ([**]) days after receipt of the Third-Party Offer from Lender, FMC (or an entity affiliated with or sponsored by FMC) notifies Lender that it declines to purchase, or fails to notify Lender that it (or an entity affiliated with or sponsored by it) will purchase such Loan(s) on the terms of the Third-Party Offer, Lender shall within its sole discretion be entitled to sell such Loan(s) to that third party, in whole or in part, for its own account on the terms of the Third-Party Offer free and clear of any claim under this Agreement.

4.3.2 Lender shall not, without the express written consent of FMC, transfer, sell, or assign any Loan to an entity that has no function other than to hold the Loans, or a “variable interest entity”, within the meaning of Accounting Standards Codification, 810-10, Consolidation.

4.4 Portfolio Management Services Generally.

4.4.1 Lender hereby retains FMER to perform Portfolio Management Services. FMER shall develop default prevention and collection strategies and customized Borrower treatment streams to minimize credit losses. Activities may include:

(a) education of Borrower and Cosigner about Loan responsibilities both in writing and through calls in preparation for repayment;

(b) multi-channel (mail and outbound calling) contact strategies; or

(c) development and optimization of tools (payment plans, forbearance, payment vehicles, etc.) tailored to Lender needs.

In carrying out its duties with respect to the Portfolio Management Services and subject to Section 4.6 and FMER’s indemnification obligations set forth herein, FMER may retain and employ Subcontractors as provided herein.

4.4.2 Nothing in this Agreement shall be construed to require or permit FMER to undertake direct or indirect collection activities with respect to Borrowers or other consumer obligors, it being the intent of the Parties that consumer-facing collection activities be conducted by Subcontractors primarily engaged in the business of collecting consumer debts for third parties.

4.4.3 Lender shall cause Servicer to provide to FMER (a) consumer file data in the manner and form described in Section 4.11, and (b) view-only access to Borrower Loan accounts on Servicer’s system.

4.5 Early Awareness Services. FMER shall perform the early awareness services as described in this Section (“Early Awareness Services”).

4.5.1 Early Awareness Services consist of activities intended to alert Borrowers who are approaching the end of their Eligible Institution enrollment, or are no longer enrolled but not yet in repayment, to their repayment obligations, available borrower benefits (such as ACH automatic payments) and contact information for Servicer. An additional objective of the Early Awareness Services shall be to educate Borrowers of upcoming payment requirements and advise Borrowers, if appropriate under the circumstances, of the existence of deferment, forbearance and MGRS alternatives under Program Guidelines then in effect, to reduce the number and percentage of Borrowers becoming subsequently delinquent in the repayment process. Early Awareness Services include telephonic, mail, and e-mail contacts, as well as address verification and skip tracing.

4.5.2 Subject to Section 4.9 and FMER’s indemnification obligations set forth herein, FMER may retain the Servicer and licensed, third party Subcontractors to perform Early Awareness Services as described in this Section. Subcontractors shall perform Early Awareness Services in compliance with all Requirements of Law and this Agreement.

4.5.3 FMER shall oversee the results of operations of Subcontractors and shall be responsible for all activities performed by Subcontractors.

4.6 Default Prevention Services. FMER shall provide Default Prevention Services as described in this Section 4.6 (“Default Prevention Services”).

4.6.1 FMER shall retain and be responsible for licensed, third party Subcontractors who are Approved Collectors to perform Default Prevention Services. FMER shall ensure Subcontractors perform Default Prevention Services in compliance with all Requirements of Law and this Agreement. FMER shall manage Subcontractors in order to minimize losses from those categories of Delinquent Loans for which Lender and FMER agree from time to time that Default Prevention Services will be performed (i.e., Loans at or beyond a specified stage of delinquency). Such tactics shall be undertaken in order to incent Borrowers who are past due but with respect to whom Servicer has not yet submitted a “Charge Off Notification” to Lender to become current. FMER shall require Subcontractors to provide dedicated staff to make outbound calls related to past due accounts referred by FMER and receive inbound calls resulting from Subcontractor’s efforts. FMER also shall require Subcontractors to draft and mail letters and conduct other activities reasonably calculated to minimize losses from Delinquent Loans. Default Prevention Services include telephonic, mail, and e-mail contacts, as well as address verification and skip tracing.

4.6.2 FMER shall use commercially reasonable efforts to maximize collections in connection with the operations of Subcontractors.

4.6.3 Notwithstanding anything to the contrary herein or in the Program Guidelines or Servicing Agreement, and regardless of the length of the delinquency of any Loan, in no event shall FMER and the applicable Subcontractors continue the Default Prevention Services with respect to each applicable Loan past the date a Charge Off Notification is submitted with respect to such Loan in accordance with the Servicing Guidelines.

4.6.4 Loan Payments. Except as set forth in this Section 4.6.4, neither FMER nor any Subcontractor shall solicit payments directly to FMER or the Subcontractor from any Borrower or any other Person with respect to a Delinquent Loan, or accept payments from any Borrower or any other Person with respect to a Delinquent Loan. Subcontractors shall direct Borrowers and any other Persons making payments on behalf of a Borrower with respect to a Loan to make such payments directly to Servicer or may (i) receive payments by electronic check or other electronic means and post such payments directly to Servicer’s payment system of record, such that the Subcontractor shall have processed the payment on behalf of Lender but will not itself have received the payment funds, or (ii) process payments as an ACH transmission whereby entries are initiated by the Subcontractor to the Automated Clearinghouse through the rules and guidelines established by the National Automated Clearinghouse Association as in effect from time to time. The Parties also acknowledge and agree that a Subcontractor may facilitate payments to Servicer by taking information from a Borrower or other Person necessary to effectuate such payments, and forwarding such information to Servicer. This Section 4.6.4 shall not affect the ability of Approved Collectors to forward Borrower payments.

4.7 Recovery Services. FMER shall provide the Recovery Services set forth in this Section 4.7. After Servicer has provided to FMER the documents and information specified in the Servicing Guidelines regarding Charge Off Notification (“Charge Off Notification Package”):

4.7.1 FMER shall review the Charge Off Notification Package for conformity with the Servicing Guidelines and Program Guidelines.

4.7.2 FMER shall contract with one or more third party, licensed Subcontractors who are Approved Collectors (“Default Collectors”) to make reasonable and lawful efforts to collect the full amount due on all accounts placed with it by FMER for collection. FMER shall require Default Collectors to keep full and accurate records of all Borrower contacts and other collection activity. FMER may permit Default Collectors to negotiate and revise any Borrower’s repayment schedule in accordance with deferment, forbearance and MGRS alternatives set forth in the Program Guidelines then in effect or otherwise as may be approved in writing by Lender. FMER may also permit Default Collectors to negotiate and reduce the amount due on any Loan in accordance with Schedule 5 to Exhibit C as then in effect or as may be otherwise approved in writing by Lender. Default Collectors shall not otherwise decrease the Borrower’s aggregate obligation on the Loan. FMER may from time to time designate Loans as to which assessment and recovery of collection costs from the Borrower in an extrajudicial context are allowed by Requirements of Law, by way of contract or otherwise. FMER shall also require Default Collectors to report the status of each Loan whenever placed to the three national credit reporting agencies currently known as Equifax, TransUnion and Experian.

4.7.3 FMER shall use commercially reasonable efforts to maximize Recoveries in providing Recovery Services.

4.7.4 FMER shall receive all net cash collections from the Default Collector (net of collection fees), reconcile all collections with reported results of operations from the Default Collector, and transmit all cash receipts monthly to Lender. FMER shall provide the Default Collection Reports set forth in Schedule 3 to Exhibit C. FMER shall remove from Default Collectors and reassign Defaulted Loans as needed to optimize collection and minimize losses. FMER will also provide Loan accounting for all post Defaulted Loans, including, without limitation, the tracking of balances, the accrual of interest and posting of payments.

4.8 Litigation Management. As part of the Recovery Services, FMER shall administer collection litigation as described in this Section 4.8.

4.8.1 With respect to Loans for which litigation will be initiated or defended, FMER, on behalf of Lender, shall be responsible for selecting and directly supervising collection agencies, who subcontract with collection attorneys (“FMER Managed Litigation”). Fees for all collection attorneys shall be paid by Lender.

4.8.2 With regard to FMER Managed Litigation, FMER will provide evidentiary support for collection agencies and their attorneys, including basic factual orientation, copies of documents, records of account balances, affidavits and testimony, as reasonably required. Lender will instruct Servicer to provide original documents to FMER on request from FMER. For this purpose, Lender hereby appoints FMER as keeper of Lender’s records of all Loans that are the subject of FMER Managed Litigation.

4.8.3 FMER shall supervise the progress of FMER Managed Litigation and review the progress of such litigation quarterly. Such review shall include the establishment and prosecution of appropriate post-judgment enforcement, to the extent lawful.

4.8.4 Notwithstanding anything in this Agreement to the contrary, Default Collectors may be authorized by FMER to settle Loan claims in exchange for immediate payment where such settlement is, in the reasonable judgment of FMER, advisable to maximize recovery on the Loan in light of all relevant facts and circumstances. Additionally, FMER (and Default Collectors) shall have settlement authority as permitted by Lender from time to time. As of the date of this Agreement, the applicable settlement policy is set forth on Schedule 5 to Exhibit C attached hereto.

4.8.5 Upon request, FMER shall promptly transmit to Lender any pleadings or other documents it receives naming Lender in collection litigation, including counterclaims in FMER Managed Litigation. FMER shall assist Lender with respect to management of such litigation, including management of local counsel. Lender shall be responsible for all attorneys’ fees incurred in such litigation.

4.9 Subcontractors. In addition to hiring any Marketers pursuant to Section 2.6.1 and Subcontractors to perform customer service and ministerial services in connection with Loan Processing Services pursuant to Section 3.12, FMC and/or FMER may utilize the services of the Subcontractors listed in Schedule 2 to Exhibit C in the performance of FMC’s and/or FMER’s Services or such other qualified Subcontractors with respect to which FMC and/or FMER take commercially reasonable due diligence measures, provided that: (a) FMC and FMER will remain liable for all responsibilities and obligations of FMC and/or FMER under the terms and conditions of this Agreement, even if some of such responsibilities and obligations are performed by FMC’s or FMER’s Subcontractors; and (b) FMC and/or FMER enters into a written Agreement with any such Subcontractor that requires the Subcontractor to abide by the terms and conditions of this Agreement, including Requirements of Law, that are applicable to FMC and/or FMER, as applicable.

4.10 Special Accounts.

4.10.1 Bankruptcy. In the event any Borrower becomes a debtor under the U.S. Bankruptcy Code, FMER shall accept from Servicer the documentation specified under “Bankruptcy Notification” set forth in the Servicing Guidelines and (i) in non-adversary proceedings, will file necessary proofs of claim and other documents required to preserve Lender’s interests in the subject Loan, and (ii) in adversary proceedings, at the option and instruction of Lender, may retain an Approved Collector who specializes in bankruptcy proceedings to participate in the proceeding on Lender’s behalf and otherwise collect the Loan.

4.10.2 Deceased. With respect to any Loan other than a Charged Off Loan, in the event any Borrower subject to the Portfolio Management Services is deceased, FMER may accept from Servicer the documentation specified under “Death Notification” set forth in the Servicing Guidelines and may retain an Approved Collector who specializes in the pursuit of probate claims to collect the Loan. Students who die while enrolled at an Eligible Institution shall have their Loan [**] in accordance with the Servicing Guidelines.

4.10.3 Fraud Allegations. FMER shall assist Lender by providing fraud allegations services consistent with and in accordance with the fraud allegations processing documents and procedures set forth in this Section 4.10.3 (“Fraud Allegations Services”). Such services shall be provided as part of the Loan Processing Services. Post-disbursement fraud allegations shall be governed by Section I of the Servicing Guidelines and Appendix B of the Program Guidelines. The purpose of Fraud Allegations Services is to (a) facilitate compliance with credit reporting requirements under the Fair Credit Reporting Act, and (b) make and communicate a final decision on the fraud allegation. Review of fraud allegations received directly from Applicants or Borrowers or from Servicer may include, as determined to be appropriate by FMER:

(a) Evaluation and investigation of the fraud allegation affidavit, Loan documents and check images from origination records;

(b) If beneficial for an accurate and proper review of a claim, a verbal interview with the alleging party and, if possible, any suspects;

(c) If available and if information concerning the bank of first deposit can be obtained by FMER, contact with the bank of first deposit;

(d) If beneficial for an accurate and proper review of a claim, contact with law enforcement agencies;

(e) Analysis of the allegation, determination as to whether fraud occurred with respect to the Loan, and communication of such determination to Lender and Servicer within three (3) days after such determination;

(f) Receipt of and prompt response to follow-up calls or other communications from any Borrowers, Cosigners, victims, or other affected parties (e.g., with respect to complaints of parties remaining obligated with respect to the Loan);

(g) Communication to Lender and Servicer of material new issues arising, or evidence received by FMER, after FMER’s determination as to whether fraud occurred with respect to the Loan, which such issues or evidence could alter the determination of FMER or adversely affect Lender or Servicer;

(h) If FMER determines that a consumer is a victim of fraud;

(i)	Delivery of a notification letter to Servicer instructing Servicer to remove the victim from the obligation of the Loan, to cease all collection activity for the victim, to file a fraud claim and to update the victim’s credit bureau report, within three (3) days after such determination;

(ii)	Delivery of a notification letter to victim and law enforcement (where applicable) within three (3) days after such determination;

(iii)	Delivery of a request for deletion of the original inquiry to credit bureau(s) within thirty (30) days after such determination; and

(iv)	Delivery of a loss payee letter, naming Lender as loss payee and substantially in the form reasonably approved by Lender, to law enforcement within three (3) days after such determination, with a copy to Lender;

(i) If FMER determines that a consumer is not a victim of fraud,

(i)	Delivery of a notification letter to Applicant or Borrower explaining that the claim was declined and the reasons for the decline; and

(ii)	Delivery of a notification letter to Servicer instructing Servicer to continue collection activity directed at the consumer;

(j) Tracking of restitution payments received by Lender or Servicer, in the event any restitution payments are received, FMER shall direct them to Lender or Servicer;

(k) Prompt notification of Lender upon receipt of any subpoenas to forward documents, testify in court proceedings or otherwise provide evidence, and respond to such subpoenas, with a copy of such responses, if applicable, delivered to Lender; and administration, subject to Lender’s and/or Servicer’s approval, as applicable, of responses to subpoenas directed to Lender or Servicer; and

(l) Assistance with law enforcement investigations and prosecution of the fraudster.

4.10.4 Complaints and Requests for Information. In addition to any requirements set forth in the Program Guidelines and the Servicing Agreement, FMER will immediately notify Lender regarding any written consumer complaint that it receives relating to the Services performed under this Agreement, and shall forward a copy of the complaint to Lender. FMER shall not respond to any complaint or request for information on Lender’s behalf without prior written approval of such response and attachments, if any.

4.10.5 Court Orders and Litigation. In addition to the requirements in the Program Guidelines and the Servicing Agreement, FMC and/or FMER shall promptly notify Lender upon receipt of any subpoenas to forward documents, testify in court proceedings or otherwise provide evidence with respect to its performance of any Services hereunder, and respond to such subpoenas. FMC and/or FMER shall provide a copy of such responses, if applicable and if permitted by Requirements of Law, to Lender. FMC and/or FMER shall promptly notify Lender upon receipt of any subpoenas to forward documents, testify in court proceedings or otherwise provide evidence where Lender is the addressee or named recipient.

4.11 Servicer Data to be Delivered for Program Support Services

4.11.1 Data Requirements.

4.11.1.1 On a daily basis, Lender shall, through the Servicer, provide the following data to FMC, along with other data reasonably requested from time to time and necessary for the performance of the Services:

•	Default prevention data regarding Loans thirty-one (31) or more days past due

•	Default claims data for Charged Off Loans

•

Loan level Borrower communication details and call disposition data reflecting dates and times of attempts and contacts, current principal balance, amounts outstanding and past due, promise-to-pay dates and other results of calls

4.11.1.2 On a weekly basis, Lender shall, through the Servicer, provide the following data to FMC, along with other data reasonably requested from time to time and necessary for the performance of the Services:

•	Loan level detail, including information on the following subjects:

•	Identifying information, such as account ID, name, address, birth date, Social Security number, and telephone number

•	Disbursement dates and amounts

•	Loan type

•	Current principal balance

•	Interest rate, accrued interest, and capitalization

•	Current loan status

•	Enrollment status

•	Deferment and forbearance

4.11.1.3 On a monthly basis, Lender shall, through the Servicer, provide the following data to FMC no later than the third (3rd) Business Day of each month, along with other data reasonably requested from time to time and necessary for the performance of the Services:

•	Loan level detail, including information on the following subjects:

•	Commonline data

•	Identifying information, such as account ID, name, address, birth date, Social Security number, and telephone number

•	Disbursement dates and amounts

•	Loan type

•	Current principal balance

•	Interest rate, accrued interest, and capitalization

•	Current loan status

•	Enrollment status

•	Deferment and forbearance

•	Pricing tier

•	Loan payments

•	Repayment period

•	School identity and type

•	Transaction details for the month reflecting Borrower account activity

•	Data reflecting eligibility for and usage of Borrower benefits

4.11.2 Data Format. File layouts must provide for “fixed-width” fields using the ASCII character set. Delimited data is also acceptable, provided that FMC’s consent to the delimiter must be obtained. If comma-delimited fields are being submitted, then all text fields must be enclosed in double quotes.

4.11.3 Data Transmission. Files will need to be encrypted (PGP preferred) and delivered to FMC via FTP. The filenames must include unique identifiers for servicer name, snapshot or transaction file category, and contain a date-time stamp.

Example filename for raw data file: xxxxSD00.csv_ccyymmddhhmmss.sfx

XXXX = Client Abbreviation,

SD = Transaction Detail (Monthly Loan Transaction),

00 = Tiebreaker

sfx=current file suffix as .pgp

Example filename for PGP-encrypted data file: xxxxTD00.csv_ccyymmddhhmmss.sfx

XXXX = Client Abbreviation,

TD = Transaction Detail (Monthly Loan Transaction),

00 = Tiebreaker

sfx=current file suffix as .pgp

4.12 Subcontractor Fees. Lender shall be responsible for the fees charged and/or retained by Subcontractors performing the services set forth in Sections 4.4 through and including 4.10. It is expected that, prior to forwarding Recoveries to FMER, Subcontractors will retain their fees from amounts collected by them from Borrowers. It is understood and agreed that Lender shall reimburse FMER for such expenses as if FMER had paid such expenses directly.

ARTICLE 5. FEES

5.1 As Affiliates of Lender, FMC and FMER agree to [**] Loan Processing Fees, Production Support Services Fees, Program Support Services Fees and any other fees that [**] due to FMC or FMER for Services provided under this Agreement. As of the date of this Agreement, FMC and FMER agree to provide all Services performed under this Agreement [**] for such Services.

ARTICLE 6. CAPITALIZATION OF UFSB; LOAN LOSS RESERVE.

6.1 Funding of Loss Reserve by FMC. In connection with Loans originated and funded under the terms of this Agreement, FMC agrees to fund the Loss Reserve Account to cover the amount of Charged Off Loans under the terms and conditions set forth in this Article 6.

6.2.1 Loss Reserve Account Deposits. Prior to the commencement of the Loan Processing Services, FMC shall make a Loss Reserve Account Deposit in the Loss Reserve Account for Projected Net Charge-Offs for the initial Pool. With respect to each subsequent Pool, FMC shall deposit a Loss Reserve Account Deposit in the Loss Reserve Account equal to Projected Net Charge-Offs prior to the disbursement of the first Loan in such Pool.

6.2.2 Loss Reserve Account Deposit Reconciliation. As of July 1, 2012, FMC shall be entitled to a payment from the Loss Reserve Account of any amount by which the initial Loss Reserve Account Deposit exceeds the Projected Charge-Off Rate multiplied by the Disbursed Loan Amount, including remaining scheduled Loan disbursements for the initial Pool. Lender agrees to allow FMC to withdraw such amounts within fifteen (15) days after the end of such month. On an annual basis for each subsequent Pool: (a) if the sum of all deposits in the Loss Reserve Account is less than the Projected Charge-Off Rate multiplied by the sum of the Disbursed Loan Amount for all Loans (including the amount of all remaining scheduled Loan disbursements), after giving effect to changes to the Projected Charge-Off Rate as a result of loan distribution among pricing tiers, then FMC shall make a Loss Reserve Account Deposit into the Loss Reserve Account equal to the amount of such difference, or (b) if the sum of all Loss Reserve Account Deposits is greater than the Projected Charge-Off Rate multiplied by the sum of the Disbursed Loan Amount for all Loans (including the amount of all remaining scheduled Loan disbursements), after giving effect to changes to the Projected Charge-Off Rate as a result of loan distribution among pricing tiers, then FMC shall be entitled to payments from the Loss Reserve Account of any amount by which the sum of all Loss Reserve Account Deposits exceeds the Projected Charge-Off Rate multiplied by the sum of the Disbursed Loan Amount for all Loans (including the amount of all remaining scheduled Loan disbursements).

6.2.3 Charged Off Loan Payments. Not later than thirty (30) days following the end of each month, FMC shall withdraw on a monthly basis from the Loss Reserve Account, to the extent of available funds, and pay to Lender the outstanding principal and accrued interest balance of each Charged Off Loan as of the date each Charged Off Loan is moved from the Servicer’s system in payment for such Charged Off Loan. On the date of any withdrawal under this Section, Lender shall only be entitled to payment from the Loss Reserve Account of an amount equal to the outstanding principal and accrued interest balance as of the date each Charged Off Loan is moved from the Servicer’s system for placement with a recovery agency. Notwithstanding any other provision in this Agreement to the contrary, if the funds in the Loss Reserve Account are not sufficient to cover the payment to Lender for any Charged Off Loan, the payment to Lender for such Charged Off Loan will be made when funds become available through the deposit of Recoveries in the Loss Reserve Account. Funds deposited in the Loss Reserve Account under Section 6.2.4 hereof shall not be available for withdrawal under this Section 6.2.3.

6.2.4 Loss Reserve Account Payments. In addition to any payments set forth in Section 6.2.2, payments shall be made to FMC monthly after the end of the Term to the extent the funds in the Loss Reserve Account as of the end of any month, as a percentage of Outstanding Loan Volume as of the end of such month, exceed the ratio, expressed as a percentage, of the sum of all Loss Reserve Account Deposits (net of payments made to FMC pursuant to Section 6.2.2(b)), to Disbursed Loan Amount (such excess, the “Loss Reserve Account Excess”). Such monthly payment to FMC at the end of any such month (the “Loss Reserve Account Payment”) in which the Loss Reserve Account Excess is positive shall equal the Loss Reserve Account Excess at the end of such month. Lender shall allow FMC to withdraw the amount of each such Loss Reserve Account Payment from the Loss Reserve Account no later than thirty (30) days after receipt of monthly reporting from the Servicer for the month in question.

6.2.5 Recoveries. After the payment to Lender with respect to any Charged Off Loans under Section 6.2.3, Recoveries shall be deposited in the Loss Reserve Account except to the extent that such deposit would create Loan Reserve Account Excess, in which case the Recoveries shall be distributed to FMC in accordance with Section 6.2.4.

6.2.6 Interest on the Loss Reserve Account. Funds or other amounts in the Loss Reserve Account shall bear interest equal to the rate provided by Lender on its money market accounts from time to time.

6.2.7 Nature of Loss Reserve Account. The parties hereto acknowledge and agree that the Loss Reserve Account consists of one or more accounts that are intended to be “deposit accounts” within the meaning of Article 9 of the Uniform Commercial Code.

6.3 Control of Loss Reserve Account. FMC shall, in its sole discretion, administer, control and cause such actions to be taken with respect to the Loss Reserve Account, including withdrawals from the Loss Reserve Account, the making of payments and instructions or other direction to Lender directing the disposition of Loss Reserve Account assets (collectively, “Dispositions”), so long as such actions are permitted or otherwise contemplated by this Agreement. Without in any way limiting the foregoing, FMC shall be permitted to make any withdrawals from the Loss Reserve Account to pay amounts then due or payable to it and/or FMER under this Agreement. Lender agrees that it will comply with the instructions of FMC and not make or permit any Dispositions not authorized by FMC, or take or permit any action with respect to the Loss Reserve Account or Loss Reserve Account Assets (including any setting off of any amounts against any Loss Reserve Account Assets) or give or comply with any instructions or other directions concerning the Loss Reserve Account or Loss Reserve Account Assets originated by any Person other than FMC. Lender shall retain custody of all cash and other assets in the Loss Reserve Account, and shall release the same only as authorized by FMC or as otherwise permitted by this Agreement. Lender shall at all times be responsible for the safekeeping of Loss Reserve Account Assets in the Loss Reserve Account. It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Loss Reserve Account or Loss Reserve Account Assets, or should any claim be made upon Lender or the Loss Reserve Account or Loss Reserve Account Assets by a third party, Lender, upon receipt of written notice of such dispute or claim, is authorized and shall be entitled to request and rely exclusively on the written instructions of FMC with respect to such matter and shall act or refrain from acting in accordance therewith. To the extent that the Loss Reserve Account is a “deposit account” (within the meaning of that term under Section 9-102(a)(29) of Article 9 of the Uniform Commercial Code) and Lender is acting as the depository bank with which such account is maintained, the parties expressly acknowledge, confirm and agree that Lender shall at all times comply with the instructions of FMC with respect to such account.

6.4 No Transfer. The funds in the Loss Reserve Account (including ongoing rights and obligations related to Recoveries) shall not accompany any transfer, sale or securitization of Loans and shall not be available for the transferee.

6.5 Restricted Account. Lender acknowledges and agrees that the Loss Reserve Account shall be a restricted account to be used solely for the purposes described in this Agreement. Lender further agrees that it shall not, and has no right, pursuant to this Agreement or otherwise, to withdraw, release, assign or otherwise transfer any funds, accrued interest, or other amounts or assets contained in the Loss Reserve Account (any of the foregoing, “Loss Reserve Account Assets”) for any purpose or to pay any funds or other amounts from the Loss Reserve Account to Lender or to any other Person except as and to the extent specifically authorized by this Article 6. Except with respect to withdrawals, releases, and payments specifically authorized by this Agreement, Lender further acknowledges and agrees that it shall not transfer, assign or grant any control over the Loss Reserve Account or any Loss Reserve Account Assets to any other financial institution or other Person without the prior written consent of FMC. In the event that Lender desires to request such consent of FMC, Lender acknowledges and agrees that FMC shall be entitled to require that an agreement among FMC, Lender and such other Person regarding deposits, withdrawals, procedures and other matters with respect to the Loss Reserve Account and this Agreement be entered into prior to any such movement or transfer of the Loss Reserve Account or any Loss Reserve Account Assets, such agreement to be reasonably satisfactory to FMC.

6.6 Additional Representations, Warranties and Covenants of Lender Related to Loss Reserve Account. Lender hereby represents, warrants and covenants to FMC and FMER that, as of the Effective Date, throughout the Term of this Agreement and until such time as no Loss Reserve Account Assets remain in the Loss Reserve Account:

(a) it is an organization engaged in the business of banking and is acting in such capacity in maintaining the Loss Reserve Account at Lender hereunder;

(b) it has established the Loss Reserve Account as set forth in this Agreement, and will maintain it in the manner set forth herein until such time as no funds remain in the Loss Reserve Account;

(c) it has not entered into any currently effective agreement with any Person under which Lender may be obligated to comply with any instructions with respect to the Loss Reserve Account or any Loss Reserve Account Assets originated by a Person other than Lender or FMC; and Lender will not enter into any agreement with any Person under which Lender may be obligated to comply with any such instructions originated by a Person other than Lender or FMC;

(d) except for the claims and interests of Lender and FMC, Lender does not know or have notice of any claim to, or interest in, the Loss Reserve Account; Lender will keep the Loss Reserve Account and the Loss Reserve Account Assets free from all other security interests and all liens, encumbrances, garnishments, attachments, executions, levies and rights of any Person other than Lender or FMC;

(e) if Lender obtains any knowledge of any Person asserting any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Loss Reserve Account, Lender will promptly notify FMC thereof;

(f) all cash and money delivered to Lender by FMC pursuant to this Agreement for deposit in the Loss Reserve Account will be promptly credited to the Loss Reserve Account;

(g) it shall not change a name, account number or designation of the Loss Reserve Account without the prior written consent of FMC.

ARTICLE 7. ADDITIONAL REPRESENTATIONS, WARRANTIES, AND COVENANTS

Representations and Warranties of the Parties. Each Party hereby represents, warrants, and covenants to the other Parties as of the Effective Date and throughout the Term of this Agreement as follows:

7.1.1 Organization. It is duly organized, validly existing and in good standing under the laws of its state of organization and/or the United States, as applicable, and has full power and authority to conduct its business as it is presently being conducted.

7.1.2 Authorization. It has all necessary authority and has taken all necessary action to enter into this Agreement, and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each Party and is a legal, valid and binding obligation of each Party, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization or similar debtor relief legislation affecting the rights of creditors generally from time to time in effect and by general principles of equity (regardless of whether such enforcement is sought in a proceeding at law or in equity) and the discretion of the court before which any such proceeding may be brought.

7.1.3 Absence of Conflicts. Neither its execution and delivery of this Agreement nor its performance of its respective obligations hereunder will result in (i) a violation of the articles of incorporation, charter documents or bylaws or other governing document of such Party, (ii) a breach of, or a default under any contract, agreement, instrument, lease, commitment, franchise, license, permit or authorization to which such Party is a party or by which it or its assets are bound, which breach or default would have a material adverse effect on its business or financial condition or its ability to consummate the transactions contemplated hereby, or (iii) a violation by such Party of any Requirements of Law, which violation would have a material adverse effect on such Party’s business or financial condition, its ability to consummate the transactions contemplated hereby or perform its obligations hereunder, or which could materially impair the enforceability of the Loans.

7.1.4 Consents and Approvals. It has obtained any and all consents, approvals or authorizations of, and made any and all declarations, filings or registrations with, any Governmental Authority, or any other Person, required to be obtained or made by such Party in order to execute, deliver and perform its obligations under this Agreement or consummate the transactions contemplated hereby, except where the failure to do so would not have a material adverse effect on its business or financial condition, its ability to consummate the transactions contemplated hereby or perform its obligations hereunder, or which would not materially impair the enforceability of the Loans.

7.1.5 Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation pending, or to the actual knowledge of any Party threatened, against or relating to such Party that would likely have a material adverse effect on this Agreement or on its business or financial condition, its ability to consummate the transactions contemplated hereby or perform its obligations hereunder, or which could materially impair the enforceability of the Loans.

7.1.6 Compliance with Law. It does and will at all times comply in all material respects with all applicable Requirements of Law, including the provisions of Title X and the marketing and conduct requirements of Section 1011 thereof, 15 U.S.C. § 1650.

7.1.7 Intellectual Property. It owns, or has the right to use under valid and enforceable agreements, all intellectual property rights reasonably necessary for and related to its performance under this Agreement and such performance will not infringe or violate any intellectual property rights of any other Person.

Each Party is bound by the representations and warranties specifically designated to it within this Agreement and any exhibit attached hereto.

7.2 Representations and Warranties of Lender. With respect to its use of Loan Processing Services and subject to FMER’s and FMC’s representations, warranties and covenants regarding compliance with Requirements of Law as expressly set forth in the Agreement, Lender represents, warrants and covenants to FMC and FMER that it will at all times comply with all Requirements of Law. Without limiting the generality of the foregoing, Lender represents, warrants and covenants that:

7.2.1 all documents and forms provided by Lender to FMC or FMER and all instructions with respect thereto, including the forms of loan applications and Credit Agreements, comply with all Requirements of Law;

7.2.2 Lender is a federally-insured financial institution and has obtained any and all consents, approvals or authorizations of, and made any and all declarations, filings or registrations with, any Governmental Authority, or any other Person, required to be obtained or made by it in order to advertise, make, fund, hold or collect Loans; and

7.2.3 the Program Guidelines, including but not limited to the Pricing Schedule, all marketing activities and Lender Materials with respect to the Programs conform to all Requirements of Law, including the Truth in Lending Act and Regulation Z, the Federal Trade Commission Act and any interpretations issued by the Federal Trade Commission and federal banking regulators, the Equal Credit Opportunity Act, Title X, the Student Lending Accountability, Transparency and Enforcement Act, all implementing regulations and all similar state and/or federal laws that may be now in effect or hereinafter enacted.

7.3 Representations and Warranties of FMER. With respect to Loan Processing Services, FMER hereby represents and warrants to Lender at the time of each Loan disbursement, subject to the exceptions noted in subsection 7.3.11 below, as follows:

7.3.1 With respect to each Loan originated hereunder, a Credit Agreement has been duly and properly executed by the Borrower thereunder and is enforceable against such Borrower in accordance with its terms except as enforceability may be limited or otherwise affected by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by equitable principles.

7.3.2 Without limiting the generality of the foregoing subsection 7.3.1, each Loan has been made to a Borrower who, at the time of origination of the Loan:

(i) had the legal capacity to execute and deliver a Credit Agreement under Requirements of Law, including having attained the age of majority;

(ii) was not deceased; and,

(iii) was a United States citizen/national or a permanent resident alien of the United States.

7.3.3 Except as expressly otherwise approved in writing by Lender, each Loan has been originated in the United States of America, its territories, its possessions or other areas subject to its jurisdiction, by FMER in the ordinary course of its business.

7.3.4 Each Loan has been originated in conformity in all material respects with the Program Guidelines and all Requirements of Law with respect to the origination thereof, including the Equal Credit Opportunity Act and any applicable usury laws. No Application for a Loan shall be, or has been, rejected, approved or discouraged by FMER on behalf of Lender on the basis of race, sex, color, religion, national origin, age (other than laws limiting the capacity to enter a binding contract) or marital status, the fact that all or a part of any Applicant’s income derives from any public assistance program, or the fact that any Applicant has, in good faith, exercised any right under the Consumer Credit Protection Act.

7.3.5 Each Loan has been documented on forms set forth in the Program Guidelines, which forms, except to the extent otherwise modified from time to time pursuant to Section 3.1.1, (a) require interest accrual (whether or not such interest is being paid currently or is being capitalized) and yield interest at the applicable rate thereto, (b) provide or, when the payment schedule with respect thereto is determined, will provide for payments on a periodic basis that fully amortize the principal amount of the Loan by its maturity, as such maturity may be modified in accordance with any applicable deferral or forbearance periods granted in accordance with Requirements of Law and the Program Guidelines; and (c) contain consumer loan terms in strict conformity with the Program Guidelines;

7.3.6 With respect to each Loan (subject to Lender’s obligations above), FMER has provided or caused to be provided, all notices, statements and disclosures required under the Program Guidelines, Requirements of Law, and rules and regulations with respect to the origination thereof, including but not limited to the Truth in Lending Disclosures, and each such notice, statement and disclosure was true, correct and complete in all material respects when provided;

7.3.7 Neither FMER nor any of its Affiliates has received any notice or communication alleging noncompliance with the Program Guidelines, or any applicable Requirement of Law with regard to the origination of any Loan.

7.3.8 FMER has not impaired, waived, altered or modified the terms of any Credit Agreement.

7.3.9 All data and records provided by or on behalf of FMER to Lender (and the Servicer) with respect to each Loan shall be true, correct and complete when provided in all material respects.

7.3.10 At the time of application, according to the credit bureau report or self-reported application information, no Borrower was a debtor in a bankruptcy proceeding.

7.3.11 All of FMC’s and FMER’s representations, warranties and covenants hereunder are subject to the following:

(i) FMC’s and FMER’s representations, warranties and covenants hereunder shall not be breached by any occurrence or condition to the extent such occurrence or condition is caused by a breach of one or more of Lender’s representations, warranties or covenants regarding compliance with Requirements of Law or the failure of Lender to perform any of its other agreements hereunder as expressly set forth in this Agreement.

(ii) Execution of Credit Agreements shall be deemed lawful and complete if: (A) an original document received by U.S. mail contains original signatures purporting to be the signatures of all Borrowers, (B) a copy received by fax contains copies of signatures purporting to be signatures of all Borrowers, or (C) if execution is by electronic signature, the Borrower who is electronically signing has satisfied the authentication criteria set forth in the Program Guidelines.

(iii) In performing its obligations under this Agreement, FMC and FMER shall be entitled to rely on the accuracy and completeness of all information provided to it by Lender, any Borrower or any Eligible Institution or Eligible K-12 Institution.

(iv) To the extent that FMER follows the policies and procedures set forth in its Customer Identification Program, Red Flags Policy and Address Mismatch Program, neither FMC nor FMER shall be liable with respect to any Borrower fraud, identity theft or defective execution with respect to any Applicant or Borrower (or purported Applicant or Borrower).

7.4 Licensing. Each Party warrants that it will maintain during the effectiveness of this Agreement necessary licenses and other legal authority to conduct all of the activities required to be conducted by it pursuant to the terms of this Agreement.

7.5 Exclusivity. Lender agrees that during the term of this Agreement it shall not, and it shall cause its Affiliates not to, take any action to market, solicit or fund any Private Student Loan product following the date hereof or provide information to any entity other than FMC or FMER for such purposes, except products covered by this Agreement.

7.6 Non-Solicitation or Hiring of Personnel. Except as otherwise specifically agreed by the Parties in writing or as otherwise set forth in this Agreement, during the Term and for a period of one (1) year from the expiration or termination of the Agreement, neither Party, nor any of their respective Affiliates, shall, directly or indirectly, solicit, recruit, hire, retain or engage the services of each other’s or each other’s Affiliates’ respective employees, subcontractors, agents or representatives without the express prior written consent of the other Party, which may be withheld at such Party’s sole discretion; provided however, that nothing in this Agreement shall prohibit the solicitation and hiring of an employee as a result of general solicitations including through advertising in newspapers, periodicals or electronic mail of general or trade circulation or web-based employment services or search firms not targeted to the employees of Lender or FMC or their Affiliates, respectively.

7.7 Compliance with Requirements of Law. Each Party shall comply with all applicable Requirements of Law in all material respects in performing its respective obligations under this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that unless expressly set forth in the Agreement, neither FMER nor FMC makes any representations, warranties or covenants regarding conformity of any loan servicing processes or loan product terms or any forms, documents or disclosures with Requirements of Law. With respect to all aspects of the Programs for which FMER and FMC make no express representations, including the Program Guidelines, Lender shall be responsible for compliance of such aspect of the Programs with Requirements of Law.

ARTICLE 8. INSURANCE.

8.1 FMC shall (on behalf of itself and its Affiliates) at all times and at its sole cost and expense, keep in full force and effect until one (1) year after termination of this Agreement, (i) comprehensive general liability insurance policies providing coverage in an amount totaling at least two million dollars ($2,000,000.00), (ii) a fidelity and employee dishonesty insurance policy providing coverage in an amount totaling at least two million dollars ($2,000,000.00), and (iii) workers compensation insurance in compliance with Requirements of Law (the foregoing collectively, the “Insurance Requirements”). All insurance policies or bonds required by this Agreement will be issued by insurance companies with an A.M. Best financial strength rating of not less than “A-”, a Standard & Poor’s rating of not less than “A-” or a Moody’s rating of not less than “A3”. Upon Lender’s request, FMC will provide Lender with a certificate of insurance evidencing such required coverage.

8.2 No insurance policy shall be cancelled, amended or modified by FMC in any manner that materially limits, restricts, or conditions the coverage provided, decreases the amount of coverage or increases the deductible, or in any other way reduces the coverage provided with the result that the Insurance Requirements are no longer met, without the prior written consent of Lender, which shall not be unreasonably withheld. Cancellation, amendment or modification of any insurance policy shall not relieve either FMC of its continuing obligation to maintain insurance coverage in accordance with this Article 8.

ARTICLE 9. INTELLECTUAL PROPERTY.

9.1 Except as otherwise agreed to in writing by the Parties, in connection with the provision of Services as specified in this Agreement, each Party shall retain all right, title and interest in and to its intellectual property, Proprietary Information, systems, software, programs, processes, technology, services, methodologies, models, products, trademarks, service marks and any other materials or rights, tangible or intangible (collectively, “Intellectual Property”) and nothing shall or shall be construed to restrict, impair, transfer, license, convey or otherwise alter or deprive either Party of any of its rights or proprietary interests in its Intellectual Property, including any modifications, enhancements or derivative works thereof. To the extent FMC or FMER delivers or is required to deliver to Lender any work product developed specifically in connection with the Services, FMC and/or FMER, as applicable, shall own all right, title, and interest (including, but not limited to, all trademarks, trade secrets, copyrights, patents and any other Intellectual Property rights) in such work product.

9.2 No Party may use any other Party’s Intellectual Property for any purpose other than as specified in this Agreement. Upon expiration or termination of this Agreement, all licenses granted by any Party to the other shall immediately terminate without notice required, and each Party shall return the other Party’s Intellectual Property and all copies or derivative works made thereof, as specifically permitted hereunder. Each Party shall have no further rights or licenses to use the other Party’s Intellectual Property or any such copies or derivative works, except as specifically agreed between the Parties in writing.

9.3 Nothing contained in this Agreement shall be construed as granting to any Party any right or license under any of the other Parties’ present or future patent rights or copyrights, or as granting to any Party any right or license to use for any purpose other than those purposes expressly stated herein any of the other Parties’ information or any other information, materials or results received, discovered, or produced by any Party in connection with the Services performed for Lender.

ARTICLE 10. BOOKS AND RECORDS; AUDIT RIGHTS.

10.1 Maintenance of Books and Records. Each Party will keep proper Books and Records reflecting all of its activities and transactions under this Agreement so that its financial statements can be maintained in accordance with generally acceptable accounting principles. Each Party shall maintain its Books and Records relating to activities under this Agreement throughout the term hereof and thereafter for such periods as are required under applicable Requirements of Law or such Party’s policy, whichever is longer.

10.2 Recordkeeping Requirements. FMER shall retain the original Credit Agreement for each Loan (or a copy thereof in the case of execution by fax or electronic signature as permitted in the Program Guidelines), along with a complete copy of the Truth in Lending Disclosures (other than the Application and Solicitation Disclosure), income verification, enrollment verification/certification of the Loan by the

Eligible Institution or Eligible K-12 Institution, as applicable, credit bureau report, missing information notices, correspondence from the Applicant(s), and all other documents and data related to the Loan, whether originally sent to Lender (and forwarded to FMER) or to FMER. FMER shall also retain records of the time and date each Applicant acknowledges the Application and Solicitation Disclosure and records of the content of the Application and Solicitation Disclosure that each Applicant viewed at such date and time. FMER will be responsible for the safe maintenance of such Loan documentation and all records of Applicant Information for at least seven (7) years from either the time the Loan is fully repaid or the Loan is sold by Lender to a third party.

10.3 Audit Rights.

10.3.1 General Audits. Lender shall have the right to review, inspect and audit, annually, at Lender’s expense, at such reasonable times as mutually agreed by the Parties, and upon at least thirty (30) days’ advance notice, the books, records, documents, other writings, information, whether in hard copies, electronic form or otherwise, of FMC or any Affiliate thereto performing Services to the extent related to: (i) such Party’s activities hereunder or (ii) conformance with such Party’s obligations hereunder. Upon at least thirty (30) days’ advance written notice to FMC, and subject to FMC’s reasonable security requirements, FMC shall provide to Lender (and Lender’s internal and external auditors, inspectors, regulators and other representatives that Lender may designate from time to time) access at reasonable hours to FMC’s Personnel, to the facilities at or from which Services are then being provided, and to FMC’s records and other pertinent information, all to the extent relevant to FMC’s performance of its obligations under this Agreement. Such access shall be provided for the purpose of and to the extent required to perform audits and inspections of FMC and its businesses and to examine FMC’s performance under this Agreement, including: (a) verifying the integrity of data related to or concerning systems in FMC’s possession and control; (b) examining the systems that process, store, support and transmit such data; (c) examining the controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, and system design controls and access controls); and (d) enabling Lender to meet applicable legal, regulatory and contractual requirements. Notwithstanding the foregoing or any other provision of this Section 10.3.1, any audit of FMER or FMER’s Security Systems or any other information security audit shall be subject to and conducted in accordance with Article 14 hereof, in addition to this Article 10. FMC and FMER shall provide any assistance reasonably requested by Lender or its designee, at Lender’s expense, in conducting any such audit. Lender will reasonably determine the extent and methodology of the audit subject to the approval of FMC, such approval not to be unreasonably withheld. Lender will use reasonable, industry-standard precautions to prevent or minimize any risks to FMC’s security systems that may be associated with any such audit or examination, and the Parties will cooperate in structuring the audit examination so as to avoid harming the rights and interests of FMC or any third parties. All aspects of such audit and any information obtained therefrom shall be subject to the confidentiality restrictions contained in this Agreement and Lender shall be responsible for enforcing such restrictions and all other provisions of this Article 10 with respect to its internal and external auditors, inspectors, regulators (to the extent permitted by Requirements of Law), Personnel and/or agents, and for any violations of any such restrictions or provisions by any of them. In no event shall Lender retain any code from FMC’s or FMER’s systems or decompile, disassemble, or reverse engineer any such code, in whole or in part. Neither Lender nor any of its representatives shall introduce any malicious or unauthorized code (virus, Trojans, worms, trap door, etc.) or undisclosed features into FMC’s or FMER’s systems intending to disable, deactivate, interfere with or otherwise harm such systems or data or provide access not authorized by FMC or FMER. Upon request, Lender shall provide to FMC the results of, and any data obtained from, any vulnerability assessment of FMC’s or FMER’s system.

10.3.2 No later than thirty (30) days prior to the commencement of any review, inspection or audit, or such shorter period as may be required for compliance with a court order, civil investigation demand or other Governmental Authority inquiry, Lender shall provide to FMER or FMC, as applicable, written notice of its intent to perform a review, inspection or audit permitted by this Article 10 and, as applicable, Article 14, which notice shall include in reasonable detail the scope thereof and the supporting documentation to be requested. Within ten (10) Business Days of receipt of any audit notice, FMC shall notify Lender, in writing, of any objections to the scope of the review, inspection or audit or the supporting documentation requested. The Parties shall cooperate in good faith to resolve objections with respect to any review, inspection or audit proposed by Lender and such review, inspection or audit shall not commence until such objections are resolved, unless sooner required for compliance with a court order, civil investigation demand or other Governmental Authority inquiry. In the event the Parties are not able to resolve such objections, the matter shall be resolved in accordance with the procedures set forth in Article 16.

10.3.3 Any review, inspection or audit to be performed by Lender pursuant to this Section 10.3 shall be conducted only during normal business hours, using reasonable care not to cause damage and not to interrupt the normal business operations of the Party to be inspected. In addition, Lender acknowledges and agrees that, Lender may conduct no more than one (1) audit permitted by this Article 10 and/or Article 14 of this Agreement during any calendar year.

10.4 Regulatory Agency Requirements. FMC and FMER understand and acknowledge that Lender is subject to examination by a Governmental Authority with authority over Lender and its Affiliates. FMC and FMER agree to cooperate fully with any examination or inquiry by any such Governmental Authority at Lender’s expense. FMC and FMER further acknowledge that Lender, as a regulated financial institution, is required to engage in ongoing oversight of its relationship with FMC and FMER, including reviewing such Parties’ compliance with Privacy Requirements, insurance coverage, and performance under this Agreement. FMC and FMER agree to notify Lender promptly in writing in the event it experiences any material adverse change, including material financial difficulty, or catastrophic event relative to its obligations under this Agreement. With respect to audits and examinations related to the Programs to be performed on FMC and/or FMER by a Governmental Authority with authority over Lender and its Affiliates, Lender shall provide FMC with as much prior written notice as reasonably practicable; provided, however, that the notice requirement of Section 10.3.1 shall not apply to any such audit or examination.

ARTICLE 11. DISASTER RECOVERY AND FORCE MAJEURE.

11.1 Lender and FMC have implemented and maintain a reasonable disaster recovery plan. Upon request by Lender, FMC shall promptly provide to Lender a description of and summary test results for FMC’s disaster recovery plan, including such information as may reasonably be requested by Lender to comply with Requirements of Law. Upon the occurrence of any disaster requiring use of FMC’s disaster recovery plan, FMC shall promptly notify Lender of same, and FMC shall provide to Lender access to services equal to services provided to other clients. Subject to the foregoing, no Party hereto shall be responsible for, or in breach of, this Agreement if it is unable to perform or its performance is rendered impracticable as a result of delays or failures due to any cause beyond its control, howsoever arising, and not due to its own act or negligence and that cannot be overcome by the exercise of due diligence. Such causes shall include, but not be limited to, labor disturbances, riots, fires, earthquakes, floods, storms, lightning, epidemics, terrorist attacks, wars, civil disorder, hostilities, expropriation or confiscation of property, failure or delay by carriers, interference by civil and military authorities whether by legal proceeding or in fact and whether purporting to act under some constitution, decree, law or otherwise, or acts of God (each such event, a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the Party declaring such event shall provide written notice thereof to the other Party as soon as practicable. Notwithstanding any other provision in this Agreement, either Lender or FMC may immediately terminate this Agreement if the other Party cannot perform the Services (in the case of FMC)

or otherwise perform its obligations hereunder for more than five (5) days, subject to the provisions of Section 17.1 and Section 17.2.3, and provided, however, that if the Party previously unable to perform regains its ability to perform hereunder, the notice of termination must be delivered to the other Parties no later than thirty (30) days after the Party regains such ability to perform and notifies the other Parties thereof.

ARTICLE 12. CONFIDENTIALITY OF PROPRIETARY INFORMATION.

12.1 Proprietary Information Access or Exchange. In the performance of this Agreement, each Party may disclose to the other Party certain Proprietary Information.

12.2 Definitions. For the purposes of this Agreement, the following terms will have the definitions set forth below.

12.2.1 “Proprietary Information” means Trade Secrets and Confidential Business Information.

12.2.2 “Trade Secrets” include without limitation and without regard to form, technical or non-technical data, formulae, patterns, compilations, programs, software programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, non-public forecasts, studies, projections, analyses, loan pool data, origination and servicing data, cost and expense data, marketing data, delinquency, default and recovery statistics, loan program parameters, risk management strategies, recovery strategies, design, process, procedures, formula, business logic, presentation or strategy, new products and marketing plans, ideas, know how, all customer data of any kind, lists of actual or potential customers, business and contractual relationships, or any other information similar to the foregoing that: (a) derives economic value, actual or potential, from not being generally known and not being readily ascertainable by proper means to other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For the sake of clarity, “Trade Secrets” (i) will include information provided to any Party by any third parties, which such Party is obligated to hold in confidence and (ii) may include FMC Custom Model Property or certain portions thereof.

12.2.3 “Confidential Business Information” means (a) any valuable, secret business information, other than Trade Secrets, that is designated or identified as confidential at the time of the disclosure or is by its nature clearly recognizable as confidential information to a reasonably prudent person with knowledge of the Disclosing Party’s business and industry, and (b) to the extent that it does not constitute a Trade Secret, FMC Custom Model Property.

12.2.4 “Disclosing Party” means the Party disclosing any Proprietary Information hereunder, whether such disclosure is directly from or through the Disclosing Party’s Personnel.

12.2.5 “Receiving Party” means the Party receiving any Proprietary Information hereunder, whether such disclosure is received directly from or through the Receiving Party’s Personnel.

12.3 Exclusions. Notwithstanding the definition of Proprietary Information above, Proprietary Information does not include any information that: (a) was in the Receiving Party’s possession before being disclosed to it by the Disclosing Party without a duty or other obligation of confidentiality binding the Receiving Party; (b) is or becomes a matter of public knowledge through no fault of the Receiving Party; (c) is rightfully received by the Receiving Party from a third party without a duty or other obligation of confidentiality; (d) is disclosed by the Disclosing Party to a third party without a duty or other obligation of confidentiality binding the third party; (e) is independently developed by the Receiving Party without use of or reference to any of the Disclosing Party’s Proprietary Information; or

(f) is disclosed by the Receiving Party with the Disclosing Party’s prior written approval without a duty or other obligation of confidentiality binding the Party making such disclosure or the third party to which disclosure is authorized. In addition, notwithstanding anything else contained in this Article 12 or this Agreement, nothing in this Article 12 will be construed to prohibit disclosure of any information to regulatory agencies, rating agencies, attorneys, accountants, servicers and/or consultants of a Party, and/or the employees and agents of any of the foregoing, who have a duty or other binding obligation to respect the confidentiality thereof.

12.4 Ownership and Restrictions on Use. The Receiving Party acknowledges and agrees that except to the extent otherwise expressly provided herein, the Proprietary Information of the Disclosing Party will remain the sole and exclusive property of the Disclosing Party or a third party providing such information to the Disclosing Party, and the disclosure of such information to the Receiving Party does not confer upon it any license, interest, or right of any kind in or to the Proprietary Information, except as provided under this Agreement. At all times and notwithstanding any termination or expiration of this Agreement, the Receiving Party agrees that it will: (a) hold in strict confidence and not disclose to any third party the Proprietary Information of the Disclosing Party, except as approved in writing by the Disclosing Party; (b) only permit access to the Proprietary Information of the Disclosing Party to those of its Personnel who have a need to know and have signed confidentiality agreements or are otherwise bound by confidentiality obligations substantially similar to those contained in this Agreement; (c) be responsible to the Disclosing Party for any third party’s use and disclosure of the Proprietary Information provided to such third party by the Receiving Party; (d) only use Proprietary Information that it receives to carry out the purposes of the Agreement and for no other purpose whatsoever; and (e) use at least the same degree of care it would use to protect its own Proprietary Information of like importance, but in no event less than a reasonable degree of care, including maintaining information security standards for such Proprietary Information as are commercially reasonable and customary for the type of information. Specifically, with regard to Consumer Information, FMC and FMER will comply with the information security standards specific to such information set forth in this Agreement. No Party will communicate any information to the other Party in violation of the proprietary rights of any third party.

To the extent FMC or FMER delivers or is required to deliver to Lender any FMC Custom Model Property, FMC shall own all right, title and interest (including all trademarks, trade secrets, copyrights, patents and any other intellectual property rights) in such FMC Custom Model Property. In addition, FMC may use the data collected in activities conducted pursuant to this Agreement to prepare, develop, or modify FMC Custom Model Property, provided, however, that such FMC Custom Model Property does not include Consumer Information, which may be used to perform analysis but shall not be included in reports, studies or other FMC Custom Model Property except on an aggregated and de-identified basis. In consideration of its obligations under this Agreement, FMC shall own all right, title and interest in and to all FMC Custom Model Property. FMC Custom Model Property shall not constitute a “work made for hire” as that term is defined in the federal Copyright Act. FMC may use FMC Custom Model Property for any lawful purpose, including in support of other loan programs, during the term of the Agreement and following termination of the Agreement.

12.5 Required Disclosures. If the Receiving Party is required by a Governmental Authority or law to disclose any of the Proprietary Information of the Disclosing Party, the Receiving Party must, if legally permissible: (a) first give written notice of such required disclosure to the Disclosing Party; (b) make a reasonable effort to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which disclosure is required; (c) take reasonable steps to allow the Disclosing Party to seek to protect the confidentiality of the Proprietary Information required to be disclosed; and (d) disclose only that part of the Proprietary Information which, in the opinion of its legal counsel, it is required to disclose. The provisions of this Agreement with respect to nondisclosure and nonuse of Proprietary Information, Consumer Information or other confidential information will not apply and are not intended to limit any Party’s ability to (i) defend or prosecute any action to which another Party to this Agreement is a party alleging a violation of any term or provision of this Agreement or (ii) fully comply with requests for information from regulators or the Internal Revenue Service, as permitted by the last sentence of Section 12.3.

12.6 Notice of Unauthorized Disclosures. Each Party to this Agreement will immediately notify the other Parties in writing upon discovery of any loss or unauthorized disclosure of the Proprietary Information of any of the other Parties.

12.7 Limit on Reproductions. The Receiving Party will not reproduce the Disclosing Party’s Proprietary Information in any form except as reasonably necessary to fulfill such Party’s duties and obligations and otherwise comply with the agreements of such Party under this Agreement. Any reproduction of any Proprietary Information by the Receiving Party will remain the property of the Disclosing Party and will contain any and all confidential or proprietary notices or legends that appear on the original, unless otherwise authorized in writing by the Disclosing Party.

12.8 Document Destruction – Information Erasure. Except as otherwise set forth in this Agreement, upon the earlier of the written request of the Disclosing Party, or when no longer needed by any Party for fulfillment of its obligations under this Agreement, and to the extent permitted by Requirements of Law, the Receiving Party will either: (a) promptly return to the Disclosing Party all documents and other tangible (including electronic) materials containing the Disclosing Party’s Proprietary Information, including all copies thereof in its possession or control; or (b) erase or destroy all such materials. If return, erasure, or destruction is not feasible, then the Receiving Party may maintain the Disclosing Party’s Proprietary Information in compliance with the requirements of the confidentiality and information security provisions of this Agreement, including this Article 12. Notwithstanding the foregoing, Lender understands and agrees that FMC or FMER may maintain archived back-up tapes stored at a secure, offsite location that include transaction history received in connection with the Services and this Agreement and related documents and records for purposes of internal and external auditing of controls and recordkeeping requirements.

12.9 Equitable Relief. If any Party should breach or threaten to breach any provision of this Article 12 of the Agreement, the non-breaching Party, in addition to any other remedy it may have at law or in equity, will be entitled to seek a restraining order, injunction, or other similar remedy in order to specifically enforce the provisions of this Agreement. Each Party specifically acknowledges that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered and incurred by the non-breaching Party as a result of a breach or threatened breach of any provision of this Agreement. In the event that any Party should seek an injunction hereunder, the other Parties hereby waive any requirement for the submission of proof of the economic value of any Proprietary Information or the posting of a bond or any other security.

12.10 Survival. Notwithstanding any termination of this Agreement, all of the Receiving Party’s nondisclosure and nonuse obligations pursuant to this Article 12 will survive: (a) with respect to Confidential Business Information and Trade Secrets, for so long as such information continues to constitute a trade secret under Requirements of Law; and (b) with respect to Consumer Information, for so long as required by applicable state and federal laws.

12.11 Prior Agreements. The provisions set forth in this Agreement supersede any previous agreement between the Parties relating to the protection of any Proprietary Information.

12.12 Information related to Tax Structure and Treatment. It is the Parties’ mutual intent that the tax structure and tax treatment of the transactions contemplated by this Agreement will not be confidential and, that notwithstanding anything herein to the contrary, each Party and its Personnel may disclose to any and all Persons of any kind, the tax structure and tax treatment of the transactions contemplated herein such that the transactions will be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and any comparable provision in the law of any other jurisdiction.

ARTICLE 13. CONSUMER INFORMATION.

13.1 Consumer Information is subject to the Privacy Requirements and other restrictions on disclosure by Lender. FMER agrees to maintain the confidentiality of such Consumer Information and not to make any use whatsoever of such Consumer Information without the consent of Lender except as otherwise permitted in this Agreement. Lender expressly authorizes and directs the disclosure of such data to FMC and its affiliate FMER for the purposes set forth in this Agreement. Nothing herein will be construed to prohibit disclosure of any Consumer Information to regulatory agencies, rating agencies, attorneys, accountants, agents, subcontractors, servicers, and consultants, and the employees and agents of any of the Parties who have a duty or other binding obligation of confidentiality with respect thereto, or as required by law. Notwithstanding the foregoing, nothing herein shall restrict the rights of FMER, FMC or their Affiliates to use or disclose in accordance with Requirements of Law any data received in connection with the purchase or prospective purchase of any Loan.

13.2 Privacy of Consumer Information under the Gramm-Leach-Bliley Act. Except as otherwise expressly set forth in this Agreement:

(a)	All Consumer Information in the possession of FMC or FMER, as applicable, other than information independently obtained by FMC or FMER, as applicable, and not derived in any manner from information obtained under or in connection with this Agreement, is and shall remain confidential and Proprietary Information of Lender.

(b)	If FMC or FMER, as applicable, proposes to disclose Consumer Information to any Person to assist FMC or FMER, as applicable, to perform their duties under this Agreement, FMC or FMER, as applicable, shall remain liable to Lender for any failure of such Person to comply with the confidentiality provisions of this Agreement.

13.3 Use of Consumer Information under Gramm-Leach-Bliley Act. Notwithstanding the foregoing, FMC and its Affiliates may retain as its own property and use for any lawful purpose any or all aggregated or de-identified data concerning Applicants and Borrowers, which does not include the name, address or social security number of the Applicants or Borrowers.

13.4 Protection and Security of Consumer Information under Gramm-Leach-Bliley Act.

13.4.1 FMC and FMER shall maintain at all times an Information Security Program. FMC and FMER shall provide Lender with a copy of its Information Security Program upon request, and shall notify Lender of any material changes to its Information Security Program with respect to the Services.

13.4.2 FMC and FMER shall assess, manage, and control risks relating to the security and confidentiality of Consumer Information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines.

13.4.3 Without limiting the scope of the above, FMC and FMER shall use at least the same physical and other security measures to protect all Consumer Information in FMC’s or FMER’s possession or control, as each of FMC and FMER uses for its own confidential and Proprietary Information.

ARTICLE 14 INFORMATION SECURITY.

14.1 Information Security General Requirements. FMC, for itself and for FMER, and Lender will each provide information security so as to reasonably ensure that any Proprietary Information received by it and Consumer Information is not lost, stolen, modified, disclosed to or accessed by any other party (other than those permitted parties under Article 12 or 13 of this Agreement, as applicable) without the other’s prior written approval. FMC and Lender each warrants to the other that it will reasonably monitor, evaluate and adjust its information security systems and procedures, its data security systems, and its processes in response to relevant changes in technology, changes in the sensitivity of any Proprietary Information and Consumer Information, and internal and external threats to information security. FMC and Lender will each promptly notify the other of: (a) any unauthorized possession, use, or knowledge or attempt thereof, of the data-processing files, transmission messages, or other Proprietary Information by any person or entity that may become known; (b) the effect of such; and (c) the corrective action it has taken in response thereto.

14.2 FMC Encryption. FMC represents and warrants that, to the extent FMC will be placing, and retaining Lender Proprietary Information on the following types of devices, FMC will encrypt with whole disk encryption all laptop computers maintaining Lender Proprietary Information on such devices. Other portable devices (including, but not limited to, thumb drives) must be encrypted and files on portable media (including, but not limited to, tapes and CDs) must be encrypted. However, notwithstanding the foregoing, to the extent personal digital assistants (PDAs) do not contain or provide access to Consumer Information, PDAs may be password-protected and, in such case, need not meet the foregoing standard if password-protected. All encryption must meet a minimum standard of Advanced Encryption Standard (AES) algorithm with a minimum key strength of 256-bit.

14.3 Information Security Audits. During the term of this Agreement, and for one (1) year following termination:

14.3.1 Audit Scope. Solely with respect to Lender Proprietary Information and Consumer Information, to assess the effective protection of such information, Lender will have the right to conduct on-site audits of FMC, at Lender’s discretion and expense (except as set forth below), to review the information and data security systems and procedures and processes of FMC (collectively, the “Security Systems”) at any time during FMC’s regular business hours, upon no less than thirty (30) days’ prior written notice to FMC. Lender acknowledges and agrees that, Lender may conduct no more than one (1) audit permitted by this Article 14 and/or Article 10 of this Agreement during any calendar year. Testing conducted will be performed only on ports of application hosts, operating systems, and web server software utilized in the course of performing Services for Lender. Testing will emulate tactics used by outside attackers with and without knowledge of specific applications, and with malicious intent, however, no such tactic shall interrupt services (e.g., denial of service attacks). Testing will not include the following actions or methods: changes to assigned user passwords; telephone modem probes and scans (active and passive); intentional viewing of email content, internet caches, and/or cookie files; or DoS attacks (smurf, land, SYN flood, etc.). Such audits and reviews may be performed by Lender, its Personnel, agents, or an independent third party, provided that any such person is bound by a nondisclosure provision or agreement no less protective of FMC and/or FMER and its Proprietary Information and Consumer Information that set forth in this Agreement. Lender shall be responsible for ensuring that any of its Personnel, agents, or independent third parties satisfy each of the requirements in the preceding sentence prior to conducting and at all times during the conduct of any such audit, and for such Persons’ compliance with this Article 14 and Article 10 at all such times. Upon request, Lender shall provide to FMC the results of, and any data obtained from, such vulnerability assessment. Any such information security tests will be scheduled by mutual agreement of the Parties. Lender will use reasonable, industry-standard precautions to prevent or minimize any risks to FMC’s Security Systems that may be associated with such testing, and the Parties will cooperate in structuring the testing so as to avoid harming the rights and interests of FMC or any third parties. FMC agrees to grant reasonable access to logs, policies, records, other materials, and FMC Personnel reasonably required for Lender to perform the audit. Lender will reasonably determine the extent and methodology of the testing subject to the approval of FMC, such approval not to be unreasonably withheld. To the extent that any system data or information is obtained by Lender or any of its Personnel, agents or other representatives or other independent third parties in the course of such assessment, such data or information shall be Confidential Business Information of FMC and FMER, and Lender shall treat it in accordance with Article 12. In no event shall Lender or any of its Personnel, agents, representatives or independent third parties retain any code from FMC’s or FMER’s systems or decompile, disassemble, or reverse engineer any such code, in whole or in part. Neither Lender nor its representatives shall introduce any malicious or unauthorized code (virus, Trojans, worms, trap door, etc.) or undisclosed features into FMC’s or FMER’s systems intending to disable, deactivate, interfere with or otherwise harm such systems or data or provide access not authorized by FMC or FMER.

14.3.2 Audit Finding / Remediation. Should such an audit, test or review reveal that the Security Systems or the contemplated Services do not effectively protect any Lender Proprietary Information, then FMC will prepare and present to Lender within thirty (30) days of receipt of the relevant audit, test, or review finding a remediation plan, including proposed modifications of the Security Systems, the cost, proposed allocation of such costs among the Parties, and deadlines to meet the information security requirements of Lender, its regulators, and the provisions of Requirements of Law. Should the Parties be unable to agree to a remediation plan within thirty (30) days of FMC’s preparation and presentation of such plan to Lender pursuant to the previous sentence, or shall FMC or FMER, as applicable, be unable to complete and install adequate modifications (as set forth in the plan of remediation) within the deadline set forth in any such plan of remediation, then any Party shall be entitled to immediately terminate this Agreement for cause as provided in Section 17.2.6.

14.3.3 Audit Costs. Prior to the initiation of any audit or review as permitted under this Agreement, the Parties will discuss and mutually agree upon a reasonable estimate of the total costs of the audit, which Party will bear these costs, and the payment schedule for such costs. Lender will reimburse FMC’s reasonable incremental direct expenses associated with the audit (e.g., reasonable copy charges or other reasonable standard expenses), but not any other expenses, such as a charge for access to FMC Personnel or other sources of information. It is the intent of the Parties that Lender bear the agreed upon cost of any such audit as described in this Article 14, except to address a substantial security breach.

14.3.4 Monitoring of Use of Systems. To the extent Lender or any of its Personnel, agents or other representatives or independent third party uses or accesses any Security Systems or other system of FMC or FMER hereunder (including Article 10), including e-mail, facsimile or internet usage, Lender acknowledges and agrees that such systems remain the property of FMC and/or FMER and FMC, FMER and/or their designated Personnel shall have the right to monitor and review Lender’s use, and that of its Personnel, of such systems.

14.4 Procedures for Security Breaches. In the event that a Party knows or reasonably believes that there has been any unauthorized access or a serious incident of attempted unauthorized access to Proprietary Information of either Party or Consumer Information in the possession or control of such Party that compromises the security, confidentiality or integrity of such Proprietary Information or Consumer Information, such Party shall take the following actions:

(a) promptly notify the other Parties of such unauthorized access or serious incident of attempted unauthorized access;

(b) take reasonable steps to remedy the circumstances that permitted any such unauthorized access to occur;

(c) take reasonable steps to prohibit any further disclosure of Proprietary Information or Consumer Information;

(d) upon request, cooperate with the other Party or its designated agents to investigate the scope and content of the unauthorized access; and

(e) take appropriate corrective action related to any disclosure of Consumer Information.

ARTICLE 15. INDEMNIFICATION; EXCLUSIONS FROM LIABILITY.

15.1 Mutual General Indemnity.

Subject to the conditions set forth in Section 15.2 and the limitations in Section 15.4, each Party will indemnify, defend, and hold the applicable Indemnified Parties harmless from and against any and all damages (including any and all third party claims against such Indemnified Party and damages resulting therefrom, whether ordinary, direct, indirect, incidental, special, consequential, or exemplary), judgments, liabilities, fines, penalties, losses, claims, actions, demands, lawsuits, costs, and expenses including reasonable attorneys’ fees (collectively, “Damages”) incurred by such Indemnified Parties that arise out of or relate to any:

(a) gross negligence, willful misconduct or fraud of the Indemnifying Party;

(b) breach of the Indemnifying Party’s confidentiality or information security obligations under this Agreement;

(c) breach of the Indemnifying Party’s representations or warranty obligations or covenants under this Agreement; and

(d) failure by the Indemnifying Party to comply with Requirements of Law applicable to it or with the Program Guidelines,

provided, however, that in the case of any Damages resulting from a breach or failure described in Section 15.1(b), Section 15.1(c) or Section 15.1(d), no Indemnified Party shall be entitled to indemnification under this Article 15 to the extent that such breach or failure occurred as a result of or in connection with the willful misconduct or fraud of an Indemnified Party, any failure of any representation or warranty made by an Indemnified Party in or pursuant to this Agreement to be true and correct, the non-fulfillment or non-performance of any covenant, obligation, or other agreement of an Indemnified Party contained in this Agreement, or the failure by an Indemnified Party to comply with Requirements of Law applicable to it or with the Program Guidelines. For the avoidance of doubt, and without in any way limiting the foregoing, an Indemnifying Party shall reimburse each Indemnified Party for all costs incurred by them resulting from third party investigation of the acts and practices of the Indemnifying Party, its subsidiaries and/or Affiliates, including expenses related to compliance with any third party subpoena or with any other discovery proceeding.

For purposes of this Article 15, the acts or omissions of a Party’s Personnel will be deemed the acts or omissions of such Party.

15.2 Indemnity Procedures. (a) In the event that any claim or demand for which an indemnifying party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from an Indemnified Party by a third party (an “Action”), the Indemnified Party shall promptly notify the indemnifying party of such Action, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent feasible (which estimate the Parties agree shall not be conclusive of the final amount of such claims and demand) (the “Claim Notice”). The failure to provide the Claim Notice to the indemnifying party promptly will not relieve the indemnifying party of any liability it may have to the Indemnified Party giving the Claim Notice, except to the extent that the indemnifying party demonstrates that the defense of such action is actually and materially prejudiced by the indemnifying party’s failure to give such Claim Notice promptly. The indemnifying party shall have ten (10) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party, (1) whether or not the indemnifying party disputes liability to the Indemnified Party hereunder with respect to such claim or demand, and (2) notwithstanding any such dispute, whether or not the indemnifying party desires, at its sole cost and expense, to assume the defense of the Indemnified Party against such claim or demand in which case the indemnifying party shall assume all future responsibility for such action and shall reimburse the Indemnified Party for all future expenses in connection with the Action. Notwithstanding the assumption by the indemnifying party of the defense of any Action, the Indemnified Party shall be permitted to participate in such defense at its cost and expense.

(b) Pending the resolution of any dispute by the indemnifying party of its liability with respect to any Action, such Action shall not be settled or compromised by the indemnifying party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless the Indemnified Party suffers no economic loss thereby and such settlement or compromise includes an unconditional release of the Indemnified Party by the claimant or plaintiff from all liability with respect to the claim or demand. Notwithstanding the foregoing, if it is reasonably likely that such Action would result in an injunction or other equitable relief that would materially and adversely affect the Indemnified Party or the Indemnified Party desires settlement or compromise of the Action without the prior consent of the indemnifying party, the Indemnified Party may, by notice to the indemnifying party, assume the right to defend, compromise or settle such Action at its own expense without indemnification hereunder; provided, the indemnifying party may participate in such Action at its expense.

(c) In the event that an indemnifying party notifies the Indemnified Party within the Notice Period that the indemnifying party desires to defend the Indemnified Party against such claim or demand and does not dispute its liability with respect to such Action, then, except as hereinafter provided, the indemnifying party shall have the right and obligation to defend the Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the indemnifying party to a final conclusion in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability for any other matter

(d) If the indemnifying party elects not to defend the Indemnified Party against such Action, whether by not giving the Indemnified Party timely notice as provided above, or otherwise, then the Action may be defended by the Indemnified Party at the indemnifying party’s cost and expense (without imposing any obligation on any Indemnified Party to defend any such claim or demand), in which case it may defend such Action in such a manner as it may deem appropriate (including settlement) and then that portion thereof as to which such defense is unsuccessful, in each case, shall be conclusively deemed to be a liability of the indemnifying party hereunder; provided that if the indemnifying party shall have disputed its liability to the Indemnified Party hereunder, as provided in Section 15.2(a) above, then such determination or settlement shall not affect the right of the indemnifying party to dispute the Indemnified Party’s claim for indemnification.

(e) In the event an Indemnified Party should have a claim against the indemnifying party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the indemnifying party. If the indemnifying party disputes its liability with respect to such claim or demand, such dispute shall be resolved pursuant to Article 16 hereof.

(f) With respect to any claim subject to indemnification, the Parties agree to: (i) keep the other Party fully informed of the status of such claim and any related proceedings at all stages thereof, (ii) to render (each at its own expense) to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any such claim, and (iii) to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (A) it will use its reasonable best efforts, in respect of any claim in which it has participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (B) all communications between any Party hereto and counsel responsible for or participating in the defense of any claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

15.3 Payment. Upon the determination of liability under Section 15.2 hereof, the indemnifying party shall pay to the Indemnified Party within ten (10) days after such determination, the amount of any claim for indemnification made hereunder, subject to the limitations set forth herein. Upon payment in full of any claim, either by set off or otherwise, the entity making payment shall be subrogated to the rights of the Indemnified Party against any Person, with respect to the subject matter of such claim. In the event that the indemnifying party reimburses the Indemnified Party with respect to any claim and the Indemnified Party subsequently receives reimbursement from another Person with respect to that claim, then the Indemnified Party shall remit such reimbursement from such other Person to the indemnifying party within fifteen (15) Business Days of receipt thereof.

15.4 Exclusions from Liability.

15.4.1 Except for each Party’s respective indemnification obligations in respect of third party claims against an Indemnified Party, in no event shall any Party be liable for indirect, incidental, special, consequential, or exemplary or punitive damages (or any comparable category or form of such damages, howsoever characterized in any jurisdiction), regardless of the form of action, whether in contract, tort, strict liability or otherwise, and even if foreseeable or if such Party has been advised of the possibility of such damages.

15.4.2 The limitation of liability provisions of Section 15.4.1 do not apply to liability that is the result of the Party seeking to limit its liability hereunder in connection with (i) a breach of its confidentiality, privacy or security obligations contained in this Agreement (including with respect to any Consumer Information, or any Intellectual Property or other Proprietary Information of another Party to this Agreement), or (ii) such Party’s gross negligence, fraud or willful misconduct.

15.4.3. Notwithstanding anything to the contrary contained in this Article 15, no indemnification hereunder shall be payable to the extent that it is prohibited under 12 CFR Part 359 or successor provisions.

15.5 Exclusive Remedies. EXCEPT IN CONNECTION WITH (I) THE OTHER PARTY’S FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, (II) A PARTY’S EXERCISE OF EQUITABLE REMEDIES AVAILABLE TO IT, OR (III) A PARTY’S RIGHT TO SET OFF AMOUNTS PAYABLE TO THE OTHER PARTY AGAINST AMOUNTS OWED TO IT BY SUCH OTHER PARTY, IT IS UNDERSTOOD AND AGREED THAT THE INDEMNIFICATION OBLIGATIONS OF A PARTY SET FORTH IN THIS ARTICLE 15 CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES OF A PARTY AGAINST ANY OTHER PARTY HERETO IN RESPECT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

ARTICLE 16. DISPUTE RESOLUTION.

16.1 Except as otherwise expressly set forth in this Agreement, the Parties agree that any dispute arising in connection with the interpretation of this Agreement or the performance of either Party under this Agreement or otherwise relating to this Agreement will be treated in accordance with the procedures set forth in this Article 16, prior to the resort by either Party to arbitration or litigation in connection with such dispute. The dispute will be referred for resolution first to President for Lender, and the General Counsel or Chief Financial Officer for FMC. Such procedure will be invoked by the presentation by either Party to the other Party of a Notice of Request for Resolution of Dispute (a “Notice”) identifying the issues in dispute sought to be addressed hereunder. A telephone or personal conference of those executives will be held within ten (10) Business Days after the delivery of the Notice. In the event that the telephone or personal conference between these executives does not take place or does not resolve the dispute, either Party may refer the dispute to binding arbitration pursuant to the arbitration provisions set forth below.

16.2 Except as otherwise expressly set forth in this Agreement and except for actions for equitable relief, all claims or disputes between the Parties arising out of or relating to this Agreement will be decided by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the claim or dispute and in accordance with Title 9 of the United States Code. Notice of the demand for arbitration must be provided in writing to the other Party and must be made within a reasonable time after the dispute has arisen. The arbitrator(s) shall give effect to statutes of limitation in determining any claim and shall provide the Parties with a formal written opinion setting forth in reasonable detail the legal and factual basis for such decision. If the amount claimed to be in dispute is equal to or greater than One Million Dollars ($1,000,000), then the arbitration will be decided by a panel of three (3) arbitrators selected under the Commercial Arbitration Rules of the American Arbitration Association. If the amount claimed to be in dispute is less than that amount, then the arbitration will be decided by one (1) arbitrator selected pursuant to the same rules. Said arbitration will occur within sixty (60) calendar days after the Party demanding arbitration delivers the written demand on the other Party, unless the Parties mutually agree otherwise in writing. The award rendered by the arbitrators will be final and specifically enforceable under Requirements of Law, and judgment may be entered upon it in any court having jurisdiction. No arbitration arising out of or relating to this Agreement may include, by consolidation, joinder or in any other manner, any Person not a Party to this Agreement. Neither Party will appeal such award nor seek review, modification, or vacation of such award in any court or regulatory agency.

16.3 The arbitrators will award to the prevailing Party, if any, as determined by the arbitrators, all of its Costs and Fees. “Costs and Fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, and out-of-pocket expenses, such as copying, telephone, court costs, and witness fees.

16.4 No provision of this Article 16 shall limit the right of any Party to this Agreement to seek to exercise any equitable remedies available to it (whether available in a court of law or a court of equity), exercise self-help remedies such as setoff, or obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration.

16.5 Permissible Legal Proceedings. Notwithstanding anything contained in this Article 16, (a) a Party may institute legal proceedings to seek a temporary restraining order or other temporary or preliminary injunctive relief to prevent immediate and irreparable harm to such Party, and for which monetary damages would be inadequate, pending final resolution of the dispute, controversy or claim pursuant to arbitration, and (b) a Party may institute legal proceedings if necessary to preserve a superior position with respect to other creditors, without in either case first following any procedure set forth in this Article 16. Such conduct shall not constitute a waiver of the right of either party to resort to arbitration to obtain relief other than that specified in this Section 16.5.

ARTICLE 17. TERM AND TERMINATION

17.1 Term of Agreement. Subject to this Section 17.1, this Agreement and the Services contemplated hereby shall commence on the Effective Date and shall continue through two (2) years after the Effective Date, unless earlier terminated pursuant to the provisions of Section 17.5 (the “Term”); provided, however, that notwithstanding the expiration of the Term or termination of this Agreement or the Loan Processing Services hereunder, the Program Administration Services and Program Support Services set forth in Article 4 shall continue to be provided for all periods through the month following the month during which the principal and interest of each Loan have been fully paid and remitted to Lender (the “Final Services Termination Period”). Notwithstanding the foregoing, if the Agreement is terminated prior to the Final Services Termination Period pursuant to this Section 17.1, Program Support Services shall no longer be performed by FMC. In addition, in connection with a breach that is not cured as permitted by Section 17.2.2, a Force Majeure Event pursuant to Section 17.2.3, or a failure of audit remediation of the scope and for the applicable period described in Section 14.3.2, the Program Support Services may be terminated prior to the end of the Final Services Termination Period to the extent that such uncured breach, Force Majeure Event, or audit remediation failure, as applicable, is directly related to the Services that a Party seeks to terminate, and the Party seeking to terminate under such provisions timely gives the other Parties the notice of termination specified in Section 17.2.2, 17.2.3 or 17.2.6, as applicable. This Agreement may be extended for an additional Term or Terms upon the terms and conditions set forth in a mutual written agreement among the Parties.

If Lender undergoes a Change in Control, FMC may elect to terminate Loan Processing Services upon sixty (60) Business Days prior written notice; provided, however, that prior to delivering such notice, the Party considering such termination shall meet with representatives of the successor entity and engage in good faith negotiations for the continuation of this Agreement upon mutually acceptable terms and conditions.

17.2 Termination for Cause. From and after the Effective Date, FMC and Lender may each terminate the Agreement, subject to Section 17.1 and Section 17.3, immediately (after giving effect to notice and cure periods set forth in Sections 17.2.1 to 17.2.6, as applicable) by delivery of a written notice of termination to the affected Party or Parties, if:

17.2.1 Insolvency or Reorganization. The other Party shall file a petition to take advantage of any applicable insolvency or reorganization statute; or shall file a petition or answer seeking or shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Party or Parties or relating to all or substantially all of its or their property; or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or the winding-up or liquidation of its affairs, shall have been entered against such Party or Parties, which decree or order entered against such Party or Parties shall have remained in force undischarged or unstayed for a period of thirty (30) days; or such Party or Parties shall be insolvent, admit in writing its inability to pay its or their debts generally as they become due, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

17.2.2 Breach. The other Party fails to perform any of its obligations in any material respect, or shall breach any of its or their representations, warranties or covenants in this Agreement, in any material respect and such failure or breach continues unremedied after the expiration of thirty (30) days following written notice to such Party or Parties specifying the nature of such failure or breach and stating the intention of the terminating Party to terminate this Agreement absent a cure of such failure or breach in all material respects within such thirty (30) day period; or

17.2.3 Force Majeure Event. In the event that a Force Majeure Event occurs, if any Party is prevented from performing or its performance is rendered impracticable for a period of at least five (5) days after notice of such event and inability to perform was provided to the other Party or Parties, provided, however, that if the Party previously unable to perform regains its ability to perform hereunder within five (5) days after notice of the event and inability to perform, the notice of termination must be delivered to the other Parties no later than thirty (30) days after the Party regains such ability to perform and notifies the other Parties thereof; or

17.2.4 Failure to Agree on Program Changes. If Lender and FMC cannot agree on changes to the Programs (other than changes to the Pricing Schedule) following full compliance with the procedures set forth in Section 4.1.1, then any Party may terminate this Agreement on fifteen (15) days’ written notice to the other Parties, provided, however, that such notice of termination is delivered to the other Parties no later than thirty (30) days after the expiration of the thirty (30) day period described in Section 4.1.1 during which changes could not be agreed; or

17.2.5 Governmental Authority. To the extent required by Requirements of Law, a Governmental Authority with oversight of Lender requires, in writing, termination of this Agreement because, among other things, Lender is considered a “troubled” institution, which termination shall be without penalty to Lender; provided, however, that such termination shall be effective only to the extent of the Services required by such Governmental Authority to be terminated; or

17.2.6 Audit Remediation Failure. As set forth in Section 14.3.2, if the Parties are unable to agree to a remediation plan within thirty (30) days of FMC’s preparation and presentation of such plan to Lender pursuant to the first sentence of Section 14.3.2, or if FMC or FMER, as applicable, shall be unable to complete and install adequate modifications (as set forth in the plan of remediation) within the deadline set forth in any such plan of remediation; provided, however, that if (i) subsequent to such thirty (30) day period a remediation plan shall be agreed, or if subsequent to such other deadline set forth in any such plan of remediation, FMC or FMER, as applicable, is able to complete and install adequate modifications in accordance therewith, as applicable, and (ii) the Agreement has not been effectively terminated prior to such agreement or completion of modifications, then no Party may deliver a notice of termination under this Section 17.2.6 thereafter in connection with such subsequently remedied failure described in this subsection or Section 14.3.2.

17.3 Rights and Obligations Upon Notice of Termination.

17.3.1 Requirements Upon Termination. As of the effective date of termination of this Agreement, FMER shall (i) cease accepting new applications for Loans and (ii) unless otherwise agreed by the Parties in writing, process all Applications received prior to the effective date of termination through disbursement or denial.

17.3.2 Transition Services. Upon notice of termination of this Agreement or any Services provided hereunder, the Parties shall meet to develop a plan to wind down the affected Services and transition for the terminated Services, to extend for a period not to exceed ninety (90) days past the effective date of termination (the “Transition Period”), unless mutually agreed by the Parties in writing to be longer than ninety (90) days. Except as otherwise set forth in this Agreement, upon the conclusion of the Transition Period for any specific Services, each Party shall cease the affected Services and return to the other Party or Parties, as applicable, or destroy all Proprietary Information and/or Consumer Information in accordance with Section 12.8 of this Agreement, except as necessary pursuant to any Requirements of Law.

17.4 Requirements Upon Termination. In addition to the requirements contained in Section 17.3.2 of the Agreement, (i) in the event that less than all disbursements of a multi-disbursement Loan have been made prior to the date of termination, the remaining disbursement(s) will also be made pursuant to the terms of this Agreement, (ii) Loan Applications will no longer be accepted by FMER as of the termination date, (iii) any legal commitments already made to Borrowers shall be fulfilled and all Applications received for a credit inquiry prior to termination shall be processed through denial or final disbursement.

17.5 Suspension or Cessation of Applications. For regulatory or other reasons, Lender may in its sole discretion at any time instruct FMER to suspend or cease accepting applications on a date that is no less than three (3) Business Days in the future. All Applications submitted for a credit inquiry by the effective date of such suspension or cessation notice shall be processed in accordance with Section 17.4 of this Agreement.

ARTICLE 18. MISCELLANEOUS

18.1 Notice Procedure; Addresses. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and received by a Party at the time delivered by hand, if personally delivered (provided that a written receipt is obtained from an authorized representative of the Party); when receipt is acknowledged, if mailed by certified mail, postage prepaid, return receipt requested; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-Business Day delivery; and when received, if delivered by hand, as follows:

If to Lender: Union Federal Savings Bank Attn: President 1565 Mineral Spring Avenue North Providence, RI 02904

If to FMC:

The First Marblehead Corporation

Attn: Chief Executive Officer

800 Boylston Street, 34th Floor

Boston, MA 02199-8157

If to FMER:

First Marblehead Education Resources, Inc.

Attn: Managing Director

One Cabot Road

Medford, MA 02155

With a copy to:	For either FMC, FMER, as applicable, with a copy to: The First Marblehead Corporation Legal Department 800 Boylston Street, 34th Floor Boston, MA 02199-8157

The Persons or addresses to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this Section.

18.2 Press Releases; Regulatory Reports. No Party shall issue any press release or other announcement regarding the subject matter of this Agreement without the consent of the other affected Parties with respect to mutually acceptable language (which consent shall not be unreasonably withheld), unless a Party refuses to consent and the Party desiring to issue the release or other announcement is advised by its legal counsel that the press release or other announcement is required in order to comply with applicable Requirements of Law. Notwithstanding the foregoing, the Parties contemplate a press release regarding the execution of this Agreement containing mutually acceptable language, and Lender acknowledges that FMC expects to be required pursuant to Requirements of Law to file this Agreement and a report regarding this Agreement with the Securities and Exchange Commission which FMC shall provide to Lender at least two (2) Business Days prior to FMC releasing such report a reasonable opportunity to review and comment thereon.

18.3 Expenses. Except as is otherwise agreed in writing among the Parties and as otherwise set forth in this Agreement, FMC shall bear the costs and expenses of Lender and FMER in connection with negotiating and administering this Agreement and the transactions contemplated hereby, including all regulatory fees, attorneys’ fees, accounting fees and other expenses.

18.4 Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties, and each of their respective permitted transferees, successors and assigns. Neither Party may assign or transfer any right or obligation under this Agreement without the prior written consent of the other Party; provided, however, that (i) no prior written consent of the other Party is required in the event that FMC or FMER assigns or delegates any Services set forth in this Agreement to the other or to any other Affiliate of FMC, including but not limited to First Marblehead Data Services, Inc., or in the event that FMC or FMER assigns or delegates this Agreement or any Services set forth in this Agreement as part of a Change in Control, and such assignee or delegatee would be able to make the representations and warranties of FMC or FMER, as applicable, herein, and comply with each of the covenants and other agreements of FMC or FMER, as applicable, herein. Lender shall not be permitted to assign or otherwise transfer the rights and obligations of this Agreement (including any transfer by operation of law) to any Person completing a Change in Control of Lender, without the written consent of FMC (such consent not to be unreasonably withheld) and the assumption by the Person completing such Change in Control of all of Lender’s obligations under this Agreement.

18.5 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement.

18.6 Drafting; Captions. Each Party participated in the drafting of this Agreement. However, the Parties hereby agree that the rule of construction that ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement to favor Lender over FMC or FMER. Further, the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the terms and provisions hereof.

18.7 Entire Agreement; Amendments. The making, execution and delivery of this Agreement by the Parties have been induced by no representations, warranties, statements or agreements other than those herein expressed. This Agreement, including the Schedules and Exhibits attached hereto, embodies the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect among the Parties relating to the subject matter hereof. This Agreement may be amended or modified only by a written instrument signed by each of the Parties.

18.8 Waiver. None of the Parties shall be deemed to have waived any of its rights, powers or remedies under this Agreement unless such waiver is approved in writing by an authorized representative of the waiving Party. No delay or failure by any Party to exercise any right, power or remedy hereunder shall constitute a waiver thereof by such Party, and no single or partial exercise by any Party of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

18.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Requirements of Law, but if any provision of this Agreement is held to be prohibited by or invalid under Requirements of Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN TO THOSE OF THE COMMONWEALTH OF MASSACHUSETTS.

18.11 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS.

18.12 No Third Parties Benefitted. This Agreement is made and entered into for the protection and legal benefit of the Parties, and their permitted successors and assigns, and each and every Indemnified Party (all of which shall be entitled to enforce the indemnity contained herein), and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

18.13 Permitted Filing. Each Party may file this Agreement (with redactions as permitted by Requirements of Law) with the appropriate state or federal regulators, including the Securities and Exchange Commission, as required by such regulators.

18.14 Survival. Any and all terms, provisions, promises, representations, warranties and covenants contained herein, which by their terms, nature and/or effect are required or intended to be observed, kept or performed after expiration or termination of this Agreement (including representations and warranties, confidentiality, information security, audit rights, indemnification, limitation of liability, dispute resolution, certain payment provisions), as well as any terms or provisions necessary to interpret any of the foregoing (including definitions and rules of construction in Article 1 or elsewhere in this Agreement and/or provisions in this Article 18) will survive the expiration or termination of this Agreement and remain binding upon and for the benefit of the Parties hereto

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, being first duly authorized, as of the day and year first above written.

UNION FEDERAL SAVINGS BANK

By:	/s/ Richard Shaw
Name:	Richard Shaw
Title:	President and CFO

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Kenneth Klipper
Name:	Kenneth Klipper
Title:	Managing Director and CFO

FIRST MARBLEHEAD EDUCATION RESOURCES, INC.

By:	/s/ Michael Plunkett
Name:	Michael Plunkett
Title:	President

For purposes of Article 2 of this Agreement:

FM SYSTEMS LLC d/b/a TUITION MANAGEMENT SYSTEMS LLC

By:	/s/ Steven Dodd
Name:	Steven Dodd
Title:	Managing Director

EXHIBIT A

Datamart Report

In addition to the data set forth in the Program Guidelines and Servicing Agreement, the report shall consist of Application and Loan level data and provide at least the following information with respect to each Loan application:

•	Identifying information and demographic information

•	Repayment option

•	Enrollment status

•	Grade level

•	Applicable borrower benefits for which the borrower may become eligible

•	Missing information reasons, if any

•	Decline reasons, if applicable

•	Current application status

•	Residency status (own, rent, live with parents)

•	FICO score

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EXHIBIT B1

TransUnion Addendum

AGENT ADDENDUM TO THE TRANSUNION MASTER SERVICES

AGREEMENT FOR CONSUMER REPORTING AND ANCILLARY SERVICES

This Agent Addendum (“Addendum”), effective the 30th day of June, 2011 (the “Effective Date”), by and between Trans Union LLC, with its principal place of business located at 555 West Adams, Chicago, Illinois 60661 (“TransUnion”), Union Federal Savings Bank, with its principal place of business located at 1565 Mineral Spring Avenue, North Providence, RI 02904 (“SUBSCRIBER”), and First Marblehead Education Resources, with its principal place of business located at 800 Boylston St., 34th Floor, Boston, MA 02199 (“Agent”), is meant to modify the terms of the Master Agreement for Consumer Reporting and Ancillary Services entered between TransUnion and Subscriber on or about June 17, 2008 (the “MSA”).

RECITALS

WHEREAS, SUBSCRIBER has entered into an agreement with Agent for the purpose of conducing the project indicated on the attached Schedule A (the “Project”);

WHEREAS, the Project requires TransUnion to disclose Services and Services Information directly to Agent on behalf of SUBSCRIBER;

WHEREAS, SUBSCRIBER desires TransUnion disclose such Services and Services Information directly to Agent, and TransUnion has agreed to such disclosure, subject to the terms contained in both the MSA and this Addendum; and,

WHEREAS, SUBSCRIBER desires that TransUnion invoice Agent for the Services and Services Information disclosed to Agent as more fully explained herein.

NOW, THEREFORE, in exchange for the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	The forgoing Recitals are hereby incorporated by reference as a material part of this Agreement.

2.	Capitalized terms not defined herein shall have the definition ascribed in the MSA.

3.	SUBSCRIBER hereby appoints Agent its agent with all necessary authority to disclose to, and, request and receive from, TransUnion, Services or Services Information. Moreover, SUBSCRIBER hereby authorizes TransUnion to disclose Services and Services information to Agent.

4.

SUBSCRIBER shall at all times be responsible and ensure Agent’s compliance with the terms and conditions of the MSA. Additionally SUBSCRIBER hereby represents to TransUnion that it has entered into a written agreement with Agent containing obligations and restrictions consistent

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with its obligations and restrictions under the MSA. SUBSCRIBER further agrees to enforce such obligations and restrictions against Agent to the satisfaction of TransUnion, and to immediately notify TransUnion upon the discovery of any violation of such obligations and restrictions by Agent. In the event SUBSCRIBER fails to enforce said obligations and restrictions to TransUnion’s satisfaction, SUBSCRIBER hereby agrees to assign to TransUnion all such enforcement rights against Agent.

5.	TransUnion, subject to the terms of the MSA and this Addendum, agrees to: 1) disclose Services and Services Information to Agent on behalf of SUBSCRIBER; and, 2) allow Agent to access Services and Services Information on behalf of Subscriber.

6.	Agent certifies that it will request and use any information provided as part of the TransUnion services pursuant to this Addendum in compliance with the terms and conditions of the MSA and only on behalf of SUBSCRIBER one-time and only for the specific permissible purpose certified by SUBSCRIBER at the time of its request. Agent further certifies that it will limit the disclosure of Services and Services Information to those individuals inside its organization with a “need to know”, and that it will not disclose such information to any third party other than the SUBSCRIBER.

7.	SUBSCRIBER and Agent shall at all times be responsible for compliance with, and any violation of, the terms, certifications, obligations and restrictions as set forth in the MSA with respect to Services and/or Services Information disclosed to Agent, including, but not limited to, those terms related to compliance with laws and security. Moreover, and without regard to any cap on liability set forth in the MSA, SUBSCRIBER and Agent shall jointly and severally defend, indemnify and hold TransUnion harmless from and against any and all claims, expenses, costs, damages, settlements, judgments or awards, including attorney’s fees, directly or indirectly resulting from, or alleged to have directly or indirectly resulted from, disclosure hereunder.

8.	SUBSCRIBER authorizes, and TransUnion agrees, that for any Services and/or Services Information accessed by its Agent, TransUnion will invoice SUBSCRIBER care-of Agent, at a rate previously agreed upon by TransUnion and Agent, at the following address, One Cabot Road, Medford, MA 02155, which may be changed upon written notice to TransUnion in accordance with Paragraph 11. Agent shall remit to TransUnion payment to TransUnion Invoice within thirty (30) days of the invoice date, regardless whether or not it has collected such payment from SUBSCRIBER. Without limiting any of TransUnion’s remedies for non payment or late payment of invoices, invoices which are not paid by Agent within sixty (60) days of the invoice date shall be subject to a late charge of one and one-half percent (1.5%) per month (18% per year) or the maximum allowed by law, whichever is less. If collection efforts are required, Agent shall pay all costs of collection, including reasonable attorneys’ fees.

9.	Notwithstanding the forgoing, SUBSCRIBER, in accordance with the terms of the MSA, shall remain responsible for payment of any unpaid or untimely paid invoices, as well as any fees associated therewith, submitted to SUBSCRIBER care-of Agent.

10.

Agent recognizes the confidential nature of the information contained in the TransUnion invoice(s). Agent shall keep all information in any way related to the TransUnion invoice(s), whether received from either TransUnion or SUBSCRIBER, in confidence and shall not use such information except for purposes of this Addendum, nor disclose such information to any person or persons outside of its organization. Moreover, Agent shall limit the disclosure of such information inside its organization to employees having a need to know who are subject to written obligations of confidentiality substantially similar to those contained herein.

Furthermore, no information related to the TransUnion invoice(s), whether received from TransUnion or SUBSCRIBER, shall be copied or duplicated in any form or manner except as necessary to carry out the purpose of this Addendum.

11.	All notices and correspondence required under the Addendum shall be sent to the Parties at the following addresses. Either party may change such name and address by notice to the other in accordance herewith. Any such change shall take effect immediately upon receipt of such notice.

TransUnion LLC	[LENDER]

555 West Adams

Chicago, IL 60661

Attn: General Counsel	Attn:

First Marblehead Education Resources

800 Boylston St., 34th Floor

Boston, MA 02199

Attn: General Counsel

12.	All terms of the MSA are incorporated into this Addendum and are expressly applicable to all orders and payments hereunder. In the event of a conflict between any of the terms of this Addendum and those of the MSA, the terms of this Addendum shall govern. The remaining terms of the MSA shall at all times remain in full force and effect.

13.	This Addendum shall be coterminous with the MSA unless earlier terminated by SUBSCRIBER in accordance with the termination provisions contained in the MSA or by TransUnion upon written notice to SUBSCRIBER.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Addendum to be executed by their duly authorized representatives as of the Effective Date.

TransUnion LLC		[LENDER]

By:		By:

	Name and Title of Signer		Name and Title of Signer

	Date Signed		Date Signed

First Marblehead Education Resources, Inc.

By:

Name and Title of Signer

Date Signed

Schedule A

Project Description: Student Loan Originations

All SUBSCRIBER orders placed hereunder shall be made under the following TransUnion  Subscriber Code(s):

                                         .

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EXHIBIT B2

TransUnion FICO Addendum

AGENT ADDENDUM

AGENT SERVICE ADDENDUM TO THE FICO SCORE SERVICES AGREEMENT

This Agent Service Addendum (the “Addendum”), effective the              day of             , 2010 (the “Effective Date”), by and between Trans Union LLC, with its principal place of business located at 555 West Adams, Chicago, Illinois 60661 (“TransUnion”), Fair Isaac Corporation, with its principal place of business located at 901 Marquette Avenue Suite 3200 Minneapolis, MN 55402 USA (“FICO”), [LENDER], with its principal address at [LENDER ADDRESS] (“SUBSCRIBER”), and First Marblehead Education Resources, Inc., with its principal place of business located at One Cabot Road, Medford, MA 02155 (“Agent”), and is intended to modify the terms of the Agreement for Fair Isaac Score Services entered among TransUnion, FICO and SUBSCRIBER of approximately even date herewith (the “FICO Agreement”), as more fully explained herein.

RECITALS

WHEREAS, SUBSCRIBER has entered into an agreement with Agent for the purpose of conducing the project indicated on the attached Schedule A (the “Project”);

WHEREAS, the Project requires TransUnion to disclose FICO Score Services directly to Agent on behalf of SUBSCRIBER;

WHEREAS, SUBSCRIBER desires TransUnion disclose such FICO Score Services directly to Agent, and TransUnion and FICO have agreed to such disclosure, subject to the terms contained in both the FICO Agreement and this Addendum; and,

WHEREAS, SUBSCRIBER desires that TransUnion invoice Agent for the FICO Score Services disclosed to Agent as more fully explained herein.

NOW, THEREFORE, in exchange for the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	The forgoing Recitals are hereby incorporated by reference as a material part of this Agreement.

2.	Capitalized terms not defined herein shall have the definition ascribed in the FICO AGREEMENT.

3.	SUBSCRIBER hereby appoints Agent its agent with all necessary authority to request and receive from TransUnion, FICO Score Services. Moreover, SUBSCRIBER hereby authorizes TransUnion to disclose FICO Score Services to Agent.

4.

SUBSCRIBER shall at all times be responsible and ensure Agent’s compliance with the terms and conditions of the FICO AGREEMENT. Additionally SUBSCRIBER hereby represents to TransUnion and FICO that it has entered into a written agreement with Agent containing obligations and restrictions consistent with its obligations and restrictions under the FICO AGREEMENT. SUBSCRIBER further agrees to enforce such obligations and restrictions against Agent to the satisfaction of TransUnion and FICO, and to immediately notify TransUnion and FICO upon the discovery of any violation of such obligations and restrictions by Agent. In the event SUBSCRIBER fails to enforce said obligations and restrictions to TransUnion’s and/or FICO’s satisfaction, SUBSCRIBER hereby agrees to assign to TransUnion and/or FICO, as the case may be, all such enforcement rights against Agent.

5.	TransUnion and FICO, subject to the terms of the FICO AGREEMENT and this Addendum, agrees to: 1) disclose FICO Score Services to Agent on behalf of SUBSCRIBER.

6.	Agent certifies that it will request and use any information provided as part of the FICO Score Services in compliance with the terms and conditions of the FICO AGREEMENT and only on behalf of SUBSCRIBER. Agent further certifies that it will limit the disclosure of FICO Score Services to those individuals inside its organization with a “need to know”, and that it will not disclose such information to any third party other than the SUBSCRIBER.

7.	SUBSCRIBER and Agent shall at all times be responsible for compliance with, and any violation of, the terms, certifications, obligations and restrictions as set forth in the FICO AGREEMENT with respect to the FICO Score Services disclosed to Agent, including, but not limited to, those terms related to compliance with laws and security. Moreover, and without regard to any cap on liability set forth in the FICO Agreement, SUBSCRIBER and Agent shall jointly and severally defend, indemnify and hold TransUnion and FICO harmless from and against any and all claims, expenses, costs, damages, settlements, judgments or awards, including attorney’s fees, directly or indirectly resulting from, or alleged to have directly or indirectly resulted from, disclosure hereunder.

8.	SUBSCRIBER authorizes, and TransUnion agrees, that for any Services and/or Services Information accessed by its Agent, TransUnion will invoice SUBSCRIBER care-of Agent, at a rate previously agreed upon by TransUnion and Agent, at the following address, One Cabot Road, Medford, MA 02155, which may be changed by SUBSCRIBER or Agent upon written notice to TransUnion in accordance with paragraph 11. Notwithstanding the forgoing, SUBSCRIBER, in accordance with the terms of the FICO Agreement, shall remain responsible for payment of any unpaid or untimely paid invoices, as well as any fees associated therewith, submitted to SUBSCRIBER care-of Agent.

9.	Notwithstanding the forgoing, SUBSCRIBER, in accordance with the terms of the FICO AGREEMENT, shall remain responsible for payment of any unpaid or untimely paid invoices, as well as any fees associated therewith, submitted to SUBSCRIBER care-of Agent.

10.	Agent recognizes the confidential nature of the information contained in the TransUnion invoice(s). Agent shall keep all information in any way related to the TransUnion invoice(s), whether received from either TransUnion or SUBSCRIBER, in confidence and shall not use such information except for purposes of this Addendum, nor disclose such information to any person or persons outside of its organization. Moreover, Agent shall limit the disclosure of such information inside its organization to employees having a need to know who are subject to written obligations of confidentiality substantially similar to those contained herein. Furthermore, no information related to the TransUnion invoice(s), whether received from TransUnion or SUBSCRIBER, shall be copied or duplicated in any form or manner except as necessary to carry out the purpose of this Addendum.

11.	All notices and correspondence required under the Addendum shall be sent to the Parties at the following addresses. Either party may change such name and address by notice to the other in accordance herewith. Any such change shall take effect immediately upon receipt of such notice.

TransUnion LLC		[LENDER] (Subscriber)

555 West Adams

Chicago, IL 60661

Attn: General Counsel	Attn:

First Marblehead Education Resources, Inc. (Agent)

800 Boylston St., 34th Floor

Boston, MA 02199

Attn: General Counsel

12.	All terms of the FICO AGREEMENT are incorporated into this Addendum and are expressly applicable to all orders and payments hereunder. In the event of a conflict between any of the terms of this Addendum and those of the FICO AGREEMENT, the terms of this Addendum shall govern. The remaining terms of the FICO AGREEMENT shall at all times remain in full force and effect.

13.	This Addendum shall be coterminous with the FICO AGREEMENT unless earlier terminated by SUBSCRIBER in accordance with the termination provisions contained in the FICO AGREEMENT or by TransUnion or FICO upon written notice to SUBSCRIBER.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Addendum to be executed by their duly authorized representatives as of the Effective Date.

Trans Union LLC	[LENDER]

for itself and Fair Isaac Corporation

By:	By:

Name and Title of Signer		Name and Title of Signer

Date Signed		Date Signed

First Marblehead Education Resources, Inc.

By:

Name and Title of Signer

Date Signed

Schedule A

Project Name:

Project Description:

All SUBSCRIBER orders placed hereunder shall be made under the following TransUnion  Subscriber Code(s):

                                         .

x

Exhibit C

Schedule 1     Key Metrics Report

Schedule 2     Approved Collectors

Schedule 3     Default Collection Reports

Schedule 4     Initial Vendors

Schedule 5     Settlement Authority

Schedule 1 to Exhibit C

Key Metrics Report

The report shall consist of aggregate program data and metrics and provide information in at least the following categories:

•	Application metrics

•	Configuration and submission rate

•	Application status—pending configuration; submitted, unbooked; missing information; in review; awaiting certification; closing;

•	Cosign rate

•	Booking rate

•	Initial credit decisions

•	Conditional approvals

•	Declines and top decline reasons

•	Applications Pending Review

•	Repayment option and repayment term distribution

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Schedule 2 to Exhibit C

Approved Collectors

NCO Financials Systems, Inc.

Diversified Collection Services, Inc.

Simm Associates, Inc.

American Education Services

Estate Information Services, Inc.

MRS Associates

National Enterprise Services

Weltman, Weinberg, and Reis

Plaza Associates

Sentry Credit

ERS

ConServe ARM

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Schedule 3 to Exhibit C

Default Collection Reports

On a monthly basis, FMC shall provide reports containing at least the following information:

•	defaulted Loans

•	balances and borrowers in each delinquency stage, including forbearance

•	balances and borrowers entering repayment next month

•	# of cures by type (re-enter deferment, forbearance, payment, etc.)

•	# on loans on automatic payment

•	flow rates by delinquency stage, compared to historical measures

•	liquidation rate

•	# of right party contacts made

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Schedule 4 to Exhibit C

Initial Vendors

1.	Google

Cambridge, MA

Services: Online advertising tracking, optimization and analysis.

2.	Interwoven

Sunnyvale, CA

Services: Content Management system provider

3.	Center Partners

Fort Collins, CO

Services: Call center operations, including inbound customer service calls, outbound customer service calls, outbound telemarketing

4.	JLS Mailing Services, Inc.

Brockton, MA

Services: Mail pick-up; folding and stuffing envelopes, mail processing, storage and management of fulfillment materials and supplies

5.	National Student Clearinghouse

Herndon, VA

Services: student enrollment verification

6.	Trans Union LLC

Chicago, IL

Services: Consumer reports, Total ID, fraud readiness

7.	The Connection

Burnsville, MN

Services: Telephonic Customer Service

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Schedule 5 to Exhibit C

Settlement Authority

SETTLEMENT PROCESS

Subject to any contrary account-specific instructions from Lender, the following settlement processes are applicable to all types of account placements.

For purposes of this section, “month” or “monthly” shall mean all remittances delivered to and posted by FMER within a calendar month.

Cash Settlement:

•

For Loans within [**] of charge-off, FMER shall manage to an aggregate monthly settlement total of [**]% or greater of the outstanding principal and interest balance at the time of settlement. The minimum individual settlement shall be no less than [**]%.

•

For Loans between [**] and [**] years post-charge-off, FMER shall manage to an aggregate monthly settlement total of [**]% or greater of the outstanding principal and interest balance at the time of settlement. The minimum individual settlement shall be no less than [**]%.

•

For Loans greater than [**] years post-charge-off, FMER shall manage to an aggregate monthly settlement total of [**]% or greater of the outstanding principal and interest balance at the time of settlement. The minimum individual settlement shall be no less than [**]%.

•

Settlement offers which do not meet any of the above guidelines must be submitted in writing to Lender for review. Settlements not meeting the above guidelines must have Lender written authorization to be accepted.

•	The authorization must be maintained by the FMER for a minimum of [**] years.

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[**]-Month Repayment Plan Settlement:

•

For loans within [**] of charge-off, FMER shall manage to an aggregate settlement of [**]% or greater of the outstanding principal and interest balance at the time of settlement. The minimum individual settlement shall be no less than [**]%.

•

For loans between [**] and [**] years post-charge-off, FMER shall manage to an aggregate settlement of [**]% or greater of the outstanding principal and interest balance at the time of settlement. The minimum individual settlement shall be no less than [**]%.

•

For loans greater than [**] years post-charge-off, FMER shall manage to an aggregate settlement of [**]% or greater of the outstanding principal and interest balance at the time of settlement. The minimum individual settlement shall be no less than [**]%.

[**]-Month Repayment Plan Settlement:

•

For loans within [**] of charge-off, FMER shall manage to an aggregate settlement of [**]% or greater of the outstanding principal and interest balance at the time of settlement. The minimum individual settlement shall be no less than [**]%.

•

For loans between [**] and [**] years post-charge-off, FMER shall manage to an aggregate settlement of [**]% or greater of the outstanding principal and interest balance at the time of settlement. The minimum individual settlement shall be no less than [**]%.

•

For loans greater than [**] years post-charge-off, FMER shall manage to an aggregate settlement of [**]% or greater of the outstanding principal and interest balance at the time of settlement. The minimum individual settlement shall be no less than [**]%.

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Exhibit D

Production Support Plan

The Programs will be marketed by the FMC sales team directly to Eligible Institutions and Eligible K-12 Institutions. In accordance with the terms of the Agreement, the FMC sales team will leverage various presentation materials to build awareness of the Programs among financial aid officers, present the Programs to Eligible Institutions and Eligible K-12 Institutions, respond to requests for proposals and provide Eligible Institutions and Eligible K-12 Institutions with regular updates about the Programs, and will conduct the following activities to support the promotion of the student loan product:

•	Onsite visits to targeted Eligible Institutions and Eligible K-12 Institutions

•	Webinars to key Eligible Institutions and Eligible K-12 Institutions who require application demonstrations or additional product training

•	Attend and/or exhibit at state, regional and national conferences to support product sales, including NASFAA

•	Monthly email communications to Eligible Institutions and Eligible K-12 Institutions to highlight product features, interest rate changes or pertinent information in the industry

•

Provide training onsite or via webinar as requested by Eligible Institutions and Eligible K-12 Institutions on subjects including but not limited to: the product, product processing, servicing, default management

•	Conduct mailings to Eligible Institutions and Eligible K-12 Institutions and potential Applicants in accordance with Section 2.1 of the Agreement

•	Respond to Eligible Institution and Eligible K-12 Institution RFPs and RFIs on behalf of the Lender

In addition, FMC will provide students with collateral materials and a link to the FMC Website so they have easy access to get more information about the Programs.

FMC will also market the program using open channel activities, including: geo-targeted online advertising, and possibly email and/or direct mail prior to future peak periods for customer retention purposes.

vi

EXHIBIT E1

Program Guidelines

(prepGATE Loan Program)

[**]

A total of sixty-five pages were omitted pursuant to a request for confidential treatment.

EXHIBIT E2

Program Guidelines

(UFSB Private Student Loan Program)

[**]

A total of one hundred thirty-four pages were omitted pursuant to a request for confidential treatment.

EXHIBIT F

Lender Marks